UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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ZIMMER HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIMMER HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

March 23, 2015

Dear Stockholder:

We look forward to your attendance either in person or by proxy at the 2015 Annual Meeting of Stockholders of Zimmer Holdings, Inc. We will hold the meeting at 8:00 a.m. Eastern Time on Tuesday, May 5, 2015 at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our 2014 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

David C. Dvorak
President and
Chief Executive Officer

ZIMMER HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2015

TIME AND DATE	8:00 a.m. Eastern Time on Tuesday, May 5, 2015

PLACE	Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana

ITEMS OF BUSINESS	— Elect ten directors to serve until the 2016 annual meeting of stockholders

— Approve the Amended Stock Plan for Non-Employee Directors

— Approve the Amended and Restated Deferred Compensation Plan for Non-Employee Directors

— Cast a non-binding advisory vote on executive compensation

— Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015

— Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE	March 6, 2015

ANNUAL REPORT

This booklet contains our Notice of Annual Meeting of Stockholders and Proxy Statement. Our 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, accompanies this booklet. Our 2014 Annual Report is not a part of our proxy solicitation materials.

VOTING

Your Vote Is Important. You are cordially invited to attend the annual meeting in person. To ensure your shares will be voted at the meeting, however, we strongly urge you to review the proxy statement and vote your shares as soon as possible.

By Order of the Board of Directors

Chad F. Phipps
Senior Vice President, General Counsel
and Secretary
March 23, 2015

2015 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we invite you to read the entire proxy statement, as well as our 2014 Annual Report, before voting.

Corporate and Stockholder Information

Stock Symbol	ZMH
Exchanges	NYSE and SIX Swiss Exchange
Shares Outstanding	170,005,509
Headquarters	345 East Main Street, Warsaw, Indiana
Company Website	www.zimmer.com
Investor Relations Website	www.investor.zimmer.com
Public Company Since	2001
Transfer Agent and Dividend Reinvestment Plan Administrator	American Stock Transfer & Trust Co. www.amstock.com +1-888-552-8493 (domestic) +1-718-921-8124 (international)

Annual Meeting Information

Time and Date	8:00 a.m. (EDT) on Tuesday, May 5, 2015
Place	Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana
Record Date	March 6, 2015
Voting	www.ProxyVote.com
1-800-690-6903
mail your proxy card / vote instruction form
vote in person at the meeting

Matters for Stockholder Voting

Proposal	Board Recommendation	Page Ref.

Election of Directors	FOR each nominee	6
Approval of Amended Stock Plan for Non-Employee Directors	FOR	23
Approval of Amended and Restated Deferred Compensation Plan for Non-Employee Directors	FOR	25
Advisory Vote on Executive Compensation	FOR	28
Ratification of Appointment of PricewaterhouseCoopers LLP	FOR	60

Corporate Governance Highlights

Annual Election of All Directors		Yes
Director Election Standard		Majority
Independent Chairman of the Board		Yes
Independent Directors		All but one
Fully Independent Board Committees		Yes
Supermajority Voting Requirements		No
Shareholder Rights Plan		No
Director Stock Ownership Guidelines		Yes
Prohibition Against Pledging and Hedging		Yes
Regular Board Executive Sessions		Yes
All Directors Attended at Least 75% of 2014 Board and Committee Meetings		Yes

2014 Performance Highlights

Net sales:	Global market share position in Knees:	Dividend payments and stock repurchases:	Stock price increase:	Total shareholder return:

$4.67 billion	#1	$546 million	21.7%	22.8%

2015 PROXY STATEMENT HIGHLIGHTS, continued

Board Nominees

						Committee Memberships
Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	A	C&MD	CG	RI&T

Christopher B. Begley	62	2012	Retired Executive Chairman & CEO Hospira, Inc.	✓	2	✓			✓
Betsy J. Bernard	59	2009	Retired President AT&T Corp.	✓	2		✓	Chair
Paul M. Bisaro	54	2013	Executive Chairman Actavis plc	✓	1		✓	✓
Gail K. Boudreaux	54	2012	Former CEO, United Healthcare Former EVP, UnitedHealth Group	✓	1	✓		✓
David C. Dvorak	51	2007	President & CEO Zimmer Holdings, Inc.		0
Michael J. Farrell	42	2014	CEO ResMed Inc.	✓	1		✓		✓
Larry C. Glasscock ¶	66	2001	Retired Chairman, President & CEO Anthem, Inc.	✓	2	✓		✓
Robert A. Hagemann	58	2008	Retired Senior VP & CFO Quest Diagnostics Incorporated	✓	2	Chair			✓
Arthur J. Higgins	59	2007	Consultant Blackstone Healthcare Partners	✓	2		Chair		✓
Cecil B. Pickett, Ph.D.	69	2008	Retired President, R&D Biogen Idec Inc.	✓	0		✓		Chair

A Audit  C&MD Compensation & Management Development  CG Corporate Governance  RI&T Research, Innovation & Technology  ¶ Chairman of the Board

Executive Compensation Best Practices

Pay for Performance Philosophy	Yes
Prohibition on Hedging and Pledging	Yes
Stock Ownership Guidelines	Yes
Stock Retention Requirement	Yes
Dividend Equivalents on Restricted Stock Units	No
Executive Employment Agreements	No
Incentive Compensation Recoupment Policy	Yes
Limited Perquisites	Yes
“Double Trigger” Change in Control Arrangements	Yes
Commitment Not to Provide Excise Tax Gross-Up Payments in Future Severance Agreements	Yes

ZIMMER HOLDINGS, INC.

345 East Main Street

Warsaw, Indiana 46580

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2015

GENERAL INFORMATION

1.  Why am I receiving these materials?

Zimmer Holdings, Inc. (“Zimmer,” “we,” “us,” “our” or the “company”) has made this proxy statement available to you on the Internet or, upon your request, has delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2015 annual meeting of stockholders to be held on Tuesday, May 5, 2015 at 8:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer common stock at the close of business on March 6, 2015, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting of Stockholders and proxy statement were first made available or mailed to stockholders on March 23, 2015. If you requested printed versions of the proxy materials by mail, the materials also include the proxy card or vote instruction form.

2.  What am I voting on?

There are five proposals scheduled to be voted on at the annual meeting:

—	Election of directors (Proposal No. 1);

—	Approval of the Amended Stock Plan for Non-Employee Directors (Proposal No. 2);

—	Approval of the Amended and Restated Deferred Compensation Plan for Non-Employee Directors (Proposal No. 3);

—	Advisory vote on the compensation of our “named executive officers” as disclosed in this proxy statement (“Say on Pay”) (Proposal No. 4); and

—	Advisory vote to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2015 (Proposal No. 5).

3.  How does the Board recommend that I vote?

The Board recommends that you vote your shares:

—	“FOR” the election of each of the ten nominees to the Board (Proposal No. 1);

—	“FOR” approval of the Amended Stock Plan for Non-Employee Directors (Proposal No. 2);

—	“FOR” approval of the Amended and Restated Deferred Compensation Plan for Non-Employee Directors (Proposal No. 3);

—	“FOR” the Say on Pay proposal (Proposal No. 4); and

—	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2015 (Proposal No. 5).

Zimmer Holdings, Inc. | 2015 Proxy Statement |  1

GENERAL INFORMATION

4.  How many votes do I have?

You will have one vote for every share of Zimmer common stock that you owned at the close of business on March 6, 2015.

5.  How many shares are entitled to vote?

There were 170,005,509 shares of Zimmer common stock outstanding as of March 6, 2015 and entitled to vote. Each share is entitled to one vote.

6.  What is the quorum requirement for the annual meeting?

The holders of a majority of the shares entitled to vote at the meeting must be present or represented by proxy at the meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

7.  What is the voting requirement to approve each of the proposals?

The voting requirement for each of the proposals is as follows:

—

Election of directors.  Nominees  for director must receive a majority of the votes cast in person or by proxy on the election of directors in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.

—	Approval of Amended Stock Plan for Non-Employee Directors. The affirmative vote of a majority of the votes cast on the proposal is required to approve the amended plan.

—

Approval of Amended and Restated Deferred Compensation Plan for Non-Employee Directors.  The affirmative vote of a majority of the votes cast on the proposal is required to approve the amended and restated plan.

—

Advisory Say on Pay proposal.  The affirmative vote of a majority of the shares present in person or by proxy is required to approve the advisory proposal concerning the compensation of our named executive officers as disclosed in this proxy statement.

—

Ratification of the appointment of PwC.  The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.

8.  What if I vote “abstain”?

A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against. If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

9.  Why did I receive a notice in the mail instead of a full set of proxy materials?

As allowed by Securities and Exchange Commission (“SEC”) rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

10.  What is the difference between a stockholder of record and a beneficial owner?

The difference is as follows:

—

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  2

GENERAL INFORMATION

—

Beneficial Owner.  If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

11.  If I am a stockholder of record, how do I vote?

There are four ways to vote:

—	In person. You may vote in person at the annual meeting. We will give you a ballot when you arrive.

—	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

—	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

—	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

12.  If I am a beneficial owner, how do I vote?

There are four ways to vote:

—

In person.  If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

—	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

—	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

—	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

13.  Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

—	as necessary to meet applicable legal requirements;

—	to allow for the tabulation and certification of votes; and

—	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

14.  Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

—	revoking it by written notice to our Corporate Secretary at the address shown on the cover of this proxy statement;

—	delivering a later-dated proxy (including a telephone or Internet vote); or

—	voting in person at the meeting.

15.  How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

16.  What happens if a nominee for director declines the nomination or is unable to serve?

If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or, the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  3

GENERAL INFORMATION

17.  What happens if I do not give specific voting instructions?

It depends on how your shares are held:

—

Stockholders of Record.  In the following situations, the proxy holders will vote your shares in the manner recommended by the Board on proposals presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting:

—	If, when voting online at www.ProxyVote.com or via mobile.proxyvote.com, you select the “Submit” button without voting on each item individually;

—	If, when voting via the telephone, you elect not to vote on matters individually; and

—	If you sign and return a proxy card without giving specific voting instructions.

—

Beneficial Owners.  If you do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2015 (Proposal No. 5). However, your record holder cannot vote your shares without specific instructions on the other matters – the election of directors (Proposal No. 1), approval of the Amended Stock Plan for Non-Employee Directors (Proposal No. 2), approval of the Amended and Restated Deferred Compensation Plan for Non-Employee Directors (Proposal No. 3) or the Say on Pay proposal (Proposal No. 4). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 2, 3 or 4, your record holder will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote.

18.  Who will serve as the inspector of election?

A representative from American Stock Transfer & Trust Company will serve as the independent inspector of election.

19.  How can I find out the results of the annual meeting?

Preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

20.  Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $9,000 plus out-of-pocket expenses. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

—	forwarding the Notice to beneficial owners;

—	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

—	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

21.  Are there any requirements for attending the annual meeting?

Attendance at the annual meeting is limited to stockholders. Registration will begin at 7:30 a.m. Eastern Time on the date of the meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 6, 2015. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room.

22.  Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders entitled to vote will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  4

GENERAL INFORMATION

23.  What is “householding”?

“Householding” is a procedure under which we are delivering a single copy of this proxy statement and our 2014 Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Upon request, we will deliver promptly a separate copy of this proxy statement and our 2014 Annual Report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the 2014 Annual Report, or to notify us that you wish to receive separate copies in the future, please contact our Corporate Secretary at the address shown on the cover page of this proxy statement or by telephone at (574) 267-6131. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

24.  What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of stockholders?

It depends on whether the information is to be included in our proxy materials:

—	Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials.

—	Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders must be received no later than November 24, 2015.

—

In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

—	Stockholder proposals must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580.

—	Notice Requirements for Director Nominees or Stockholder Proposals to Be Brought Before the 2016 Annual Meeting of Stockholders.

—

Notice of any director nomination or other proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 345 East Main Street, Warsaw, Indiana 46580 not earlier than the close of business on January 6, 2016 and not later than the close of business on February 5, 2016.

—

In addition, the notice must set forth the information required by our Restated By-Laws with respect to each director nomination or other proposal that a stockholder intends to present at the 2016 annual meeting of stockholders. A copy of the by-law provisions may be obtained by contacting our Corporate Secretary.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Based upon the recommendation of the Corporate Governance Committee, the Board has nominated ten directors for election at the annual meeting to hold office until the 2016 annual meeting and the election of their successors. All of the nominees currently are our directors. Michael J. Farrell was appointed a director by our full Board effective December 11, 2014. Each nominee agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2015 annual meeting.

In connection with our pending combination with Biomet, Inc., we have agreed to expand the Board by two members and appoint persons designated by the principal stockholder of Biomet’s parent company to fill those vacancies following the closing of the transaction. We expect the closing to occur after the date of this proxy statement but before the annual meeting, and if the closing occurs prior to the annual meeting, we will expand the Board and appoint the two new directors immediately following the annual meeting. We will describe these actions and provide additional information about these directors in a Current Report on Form 8-K that we will file with the SEC following their appointment.

Director Criteria, Qualifications and Experience

We are a global leader in musculoskeletal care. We design, develop, manufacture and market orthopaedic reconstructive, spinal and trauma devices, biologics, dental implants and other surgical products. We have operations in more than 25 countries around the world and sell products in more than 100 countries. We operate in markets characterized by rapidly evolving technologies, complex regulatory requirements and significant competition. The Corporate

Governance Committee is responsible for reviewing and assessing with the Board, on an annual basis, the experience, qualifications, attributes and skills sought of Board members in the context of our business and the then-current membership on the Board. The committee looks for current and potential directors collectively to have a mix of experience, skills and qualifications, some of which are described below:

— Experience as a chief executive officer or global business head	— Government / regulatory affairs / health economics experience
— Business operations experience	— Research and development experience
— Healthcare industry experience	— Brand / marketing experience
— Medical device industry experience	— Mergers and acquisitions experience
— International experience	— Financial expertise
— FDA / regulatory experience	— Public company board experience

In evaluating director candidates and considering incumbent directors for nomination to the Board, the committee considers a variety of factors. These include each candidate’s character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to Board matters. Diversity of background and diversity of gender, race, ethnicity, national origin and age are also relevant factors in the selection process. The committee also considers whether a candidate can meet the independence standards for directors and members of key committees under applicable stock exchange and SEC rules. With respect to incumbent directors, the committee considers the director’s past performance on the Board and contributions to the committees on which he or she serves.

While the Board has not formally adopted a policy regarding director diversity, the committee actively considers diversity in director recruitment and nomination and believes the nominees for election at the annual meeting reflect these efforts: two director nominees (20%) are female; one director nominee (10%) is African-American; and one director nominee (10%) was born and has lived and worked outside the United States.

Following each nominee’s biography, we have included an assessment of the qualifications, skills and experience of such nominee.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  6

CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2012

Christopher B. Begley, 62

Executive Chairman of the Board of Hospira, Inc. from May 2007 until his retirement in January 2012. Mr. Begley also served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories, to March 2011. Prior to that, Mr. Begley served in various positions with Abbott between 1986 and 2004, most recently as Senior Vice President of Abbott’s Hospital Products division. He earned a bachelor’s degree from Western Illinois University and an MBA from Northern Illinois University.

Board Committees

—   Audit Committee

—  Research, Innovation and Technology Committee

Other Public Board Memberships

—   DeVry Education Group Inc. (Non-Executive Chair)

—  Hanger, Inc.

—  Past director and Non-Executive Chairman of The Hillshire Brands Company (until August 2014)

—  Past director of Sara Lee Corporation (until June 2012)

—  Past director and Executive Chairman of Hospira, Inc. (until January 2012)

Other Relevant Experience

—   Past director of the Advanced Medical Technology Association (“AdvaMed”), the medical device industry’s trade association

—  Past director of the National Center for Healthcare Leadership

Skills and Qualifications

Chris Begley’s past experience as the chairman and chief executive officer of Hospira, Inc., a leading provider of injectable drugs and infusion technologies, and prior to that as the senior vice president of two Abbott divisions, provided him with extensive management experience at two multinational, publicly traded healthcare companies. In these senior leadership roles, Mr. Begley gained in-depth knowledge of the healthcare industry and strategies for developing and marketing products in this highly regulated area. He also gained significant experience in strategic planning, risk management and financial management. Mr. Begley’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than ten years, as a director of other public companies, including service as chairman of the board.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  7

CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2009

Betsy J. Bernard, 59

President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program.

Board Committees

—   Compensation and Management Development Committee

—  Corporate Governance Committee (Chair)

Other Public Board Memberships

—   Principal Financial Group, Inc.

—  SITO Mobile, Ltd. (Lead Director)

—  Past director of Telular Corporation (until June 2013)

Skills and Qualifications

Betsy Bernard’s past experience in senior executive roles with leading global telecommunications companies, including her service as president and chief executive officer of AT&T Corp., has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce, executive compensation, strategic planning and mergers and acquisitions. She serves, and has served for more than 15 years, as a director of other public companies, including service as chairman of the board, and she has experience chairing the nominating and governance committees of several public company boards, including ours.

Director Since 2013

Paul M. Bisaro, 54

Executive Chairman of Actavis plc since July 2014. Mr. Bisaro served as Chairman, President and Chief Executive Officer of Actavis until June 2014. He was appointed President and Chief Executive Officer and a member of the board of directors of Actavis in 2007 and he was appointed Chairman of the Board in October 2013. Prior to joining Actavis (formerly Watson Pharmaceuticals), Mr. Bisaro served as President, Chief Operating Officer and a member of the board of directors of Barr Pharmaceuticals, Inc. from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds, from 1989 to 1992. Mr. Bisaro holds an undergraduate degree in general studies from the University of Michigan and a J.D. from Catholic University of America in Washington, D.C.

Board Committees

—   Compensation and Management Development Committee

—  Corporate Governance Committee

Other Public Board Memberships

—   Actavis plc (Executive Chairman)

Skills and Qualifications

Paul Bisaro’s service as executive chairman and his past experience as president and chief executive officer of Actavis plc, a global, integrated specialty pharmaceutical company headquartered in Dublin, Ireland, as well as his past experience as president, chief operating officer and a member of the board of directors of Barr Pharmaceuticals, Inc., have given him extensive experience leading highly regulated global healthcare companies and a strong track record driving growth and international expansion. Mr. Bisaro championed several significant acquisitions while leading Actavis, including the acquisitions of Forest Laboratories in 2014 and Warner Chilcott in 2013. He has also gained significant experience in strategic planning, financial analysis and risk management. Mr. Bisaro serves, and has served for more than 15 years, as a director of other public companies, including service as chairman of the board.

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CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2012

Gail K. Boudreaux, 54

Chief Executive Officer of UnitedHealthcare from January 2011 to November 2014 and Executive Vice President of UnitedHealth Group from May 2008 to February 2015. From 2005 to 2008, Ms. Boudreaux served as Executive Vice President, External Operations for Health Care Services Corporation (“HCSC”), and prior to that served as President of Blue Cross and Blue Shield of Illinois, a division of HCSC. Before joining HCSC, Ms. Boudreaux held various positions at Aetna, including Senior Vice President, Aetna Group Insurance. Ms. Boudreaux earned a bachelor’s degree in psychology from Dartmouth College and an MBA from Columbia Business School.

Board Committees

—   Audit Committee

—  Corporate Governance Committee

Other Public Board Memberships

—   Xcel Energy Inc.

—  Past director of Genzyme Corporation (until April 2011)

Skills and Qualifications

Gail Boudreaux’s past service as the chief executive officer of UnitedHealthcare and as an executive officer of UnitedHealth Group, a diversified Fortune 50 health and well-being company, provided her with significant experience in managing a large, highly complex regulated enterprise and in the design and delivery of health benefits programs in an evolving healthcare landscape. Through more than 30 years of service in key leadership and senior management positions, Ms. Boudreaux has developed expertise in corporate strategy, financial analysis, risk management and governance. She serves, and has served for more than 10 years, as a director of other public companies as well as a director of several nonprofit, educational and healthcare organizations.

Director Since 2007

David C. Dvorak, 51

President and Chief Executive Officer and a member of the Board of Directors of Zimmer since May 2007. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, he served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak joined Zimmer in 2001. He earned a B.S. in business administration (finance) from Miami University (Ohio) and a J.D., magna cum laude, from Case Western Reserve University School of Law.

Other Relevant Experience

—   Director of AdvaMed

—  Past chairman of the board of AdvaMed (2012-2014)

Skills and Qualifications

David Dvorak, our President and Chief Executive Officer, is primarily responsible for carrying out the strategic plans and policies established by the Board and for giving direction and leadership toward the achievement of our goals and objectives. Mr. Dvorak provides an essential link between management and the Board on management’s business perspectives. Prior to being promoted to his current positions, Mr. Dvorak served as our Group President, Global Businesses and Chief Legal Officer. In his prior roles, Mr. Dvorak had responsibility for our Spine, Trauma, Surgical and Dental divisions and for our global legal affairs. In addition, during his tenure with us, he also has had global responsibility for business development, human resources, quality and regulatory affairs, clinical affairs, corporate compliance, government affairs and public relations. Mr. Dvorak’s experience has given him in-depth knowledge of our global operations and significant experience in financial management, strategic planning, business integration and in dealing with the many regulatory aspects of our business. In addition, his position as a member of the board of directors of AdvaMed gives him a perspective broader than our own operations. Mr. Dvorak’s extensive knowledge of the musculoskeletal industry in general, and our global business in particular, enables him to provide crucial insight to our Board into strategic, management and operational matters.

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CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2014

Michael J. Farrell, 42

Chief Executive Officer of ResMed Inc. since March 2013. Prior to that appointment, Mr. Farrell served as President – Americas for ResMed from 2011 to 2013. He was previously Senior Vice President of the global business unit for sleep apnea therapeutic and diagnostic devices from 2007 to 2011, and before that he held various senior roles in marketing and business development. Before joining ResMed in September 2000, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company and BHP Billiton. Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Board Committees

—   Compensation and Management Development Committee

—  Research, Innovation and Technology Committee

Other Public Board Memberships

—   ResMed Inc.

Skills and Qualifications

Mick Farrell’s service as Chief Executive Officer of ResMed Inc., a global leader in the development, manufacturing, distribution and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, provides him with extensive experience leading a highly regulated, global medical device company. Mr. Farrell is spearheading ResMed’s expansion into emerging markets, a major growth initiative for that company that fits well with our own plans for global growth. In his prior roles, Mr. Farrell led ResMed’s M&A and alliance creation activities, as well as the marketing function. In addition, during his tenure with ResMed, Mr. Farrell gained domestic and international P&L experience, first as head of that company’s major global business unit, and then as President of the Americas. Mr. Farrell’s experience has given him a strong understanding of key aspects of leading a highly regulated, global healthcare company such as ours, including financial management, business integration, strategic planning, operations, product innovation, new product launches and international expansion.

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CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2001 and Non-Executive Chair Since 2013

Larry C. Glasscock, 66

Chairman of Anthem, Inc. (formerly known as WellPoint, Inc.) from May 2003 until his retirement in March 2010. Mr. Glasscock also served as President and Chief Executive Officer of Anthem, Inc. from July 2001 until his retirement from day-to-day operations in June 2007. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University.

Board Committees

—   Audit Committee

—  Corporate Governance Committee

Other Public Board Memberships

—   Simon Property Group, Inc.

—  Sysco Corporation

—  Past director of Sprint Nextel Corporation (until July 2013)

—  Past director and Chairman of Anthem, Inc. (until March 2010)

Skills and Qualifications

Larry Glasscock’s past experience as chairman and chief executive officer of Anthem, Inc., one of the nation’s leading health benefits companies, has provided him with in-depth knowledge of healthcare payment and reimbursement processes. His executive experience includes completing multiple acquisitions, developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock also worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for four years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board.

Director Since 2008

Robert A. Hagemann, 58

Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, and held roles of increasing responsibility before being appointed Chief Financial Officer of Quest Diagnostics in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University.

Board Committees

—   Audit Committee (Chair)

—  Research, Innovation and Technology Committee

Other Public Board Memberships

—   Graphic Packaging Holding Company

—  Ryder System, Inc.

Skills and Qualifications

Bob Hagemann’s past experience as the chief financial officer of Quest Diagnostics, a leading provider of diagnostic testing information services, has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations, talent management and information technology. His experience as an executive in the healthcare industry and his financial acumen enable him to evaluate and understand the impact of business decisions on our financial statements and capital structure. Mr. Hagemann’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

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CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2007

Arthur J. Higgins, 59

Consultant, Blackstone Healthcare Partners of The Blackstone Group, since June 2010. Prior to that, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to that, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry.

Board Committees

—   Compensation and Management Development Committee (Chair)

—  Research, Innovation and Technology Committee

Other Public Board Memberships

—   Ecolab Inc.

—  Endo International plc

—  Past director of Resverlogix Corp. (until February 2014)

Other Relevant Experience

—   Past director of the Pharmaceutical Research and Manufacturers of America

—  Past member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations

—  Past president of the European Federation of Pharmaceutical Industries and Associations

Skills and Qualifications

Arthur Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. His knowledge and industry background allow him to provide valuable insight to our business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies fit well with our own plans for global growth and provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his role as chief executive officer of the healthcare operations of a global enterprise, he also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare. Mr. Higgins serves, and has served for more than five years, as a director of other public companies, including service as chairman of the board.

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CORPORATE GOVERNANCE

DIRECTORS AND NOMINEES

Nominees for Director: 2015 — 2016 Term

Director Since 2008

Cecil B. Pickett, Ph.D., 69

President, Research and Development and a member of the board of directors of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received a B.S. in biology from California State University at Hayward and a Ph.D. in cell biology from University of California at Los Angeles.

Board Committees

—  Compensation and Management Development Committee

—  Research, Innovation and Technology Committee (Chair)

Other Public Board Memberships

—  Past director of Biogen Idec (until October 2009)

Other Relevant Experience

—  Member of the Institute of Medicine of The National Academy of Sciences

Skills and Qualifications

Cecil Pickett’s past experience in research and development, including serving in senior R&D positions at Biogen Idec, a leading global biotechnology company, and two leading global pharmaceutical companies, Schering-Plough and Merck & Co., has provided him with knowledge of the innovation process and how to develop and market products in the highly regulated healthcare industry. Dr. Pickett’s scientific background allows him to give informed views on our own research and development efforts and processes.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

The Board of Directors unanimously recommends that you vote FOR each of the ten nominees for director.

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CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

One of the key responsibilities of the Board is to have a leadership structure that allows it to provide effective oversight of management and maximize the contributions of its members. Currently, the Board is led by a non-executive Chairman of the Board selected from among the independent directors. The non-executive Chairman leads the meetings and activities of the Board, while the Chief Executive Officer (“CEO”) leads the management, operations and employees of the company and is responsible for executing the company’s strategy. The Board adopted this leadership structure in 2007. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and is not opposed in concept to combining these roles. Prior to 2007, the positions of Chairman and CEO had been held by the same person. The Board believes it should maintain the flexibility to change its leadership structure as circumstances warrant.

Larry Glasscock, who has served as one of our independent directors since 2001, has served as non-executive Chairman since 2013.

The non-executive Chairman of the Board has the following duties and responsibilities:

—	presiding at meetings of the Board and stockholders;

—	approving the agendas for meetings of the full Board, as prepared by the CEO;

—	presiding at executive sessions of the independent directors;

—	coordinating the activities of the independent directors; and

—	serving as the liaison between the CEO and the rest of the Board.

If the Board decides in the future to combine the positions of Chairman and CEO, the independent directors will designate one of themselves as “Lead Independent Director.” The Lead Independent Director would have duties and responsibilities similar to the current non-executive Chairman, except for the duty to preside at meetings of the Board and stockholders.

BOARD ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, discussing our risk assessment and risk management processes with management and receiving information on material legal and regulatory affairs, including litigation. Our head of Internal and Compliance Audit, who reports directly to the committee, coordinates our global enterprise risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. The committee receives detailed reports regarding our enterprise risk assessment process and the committee’s meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Financial Officer (“CFO”) and Chief Accounting Officer. The committee also receives reports from our General Counsel, Chief Information Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee assesses risks relating to our compensation policies and practices.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the U.S. Food and Drug Administration and foreign government regulators and risks associated with our strategic plan and our capital structure. In addition, the Board receives detailed regular reports from members of our executive operating committee and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

POLICIES ON CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), a code of ethics that applies to our CEO, CFO, Chief Accounting Officer and Corporate Controller, and other finance organization employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct, the finance code of ethics,

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CORPORATE GOVERNANCE

the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee, and Research, Innovation and Technology Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmer.com. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer and Corporate Controller, we will disclose the nature of that amendment or waiver in the Investor Relations section of our website. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

DIRECTOR INDEPENDENCE

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Corporate

Governance Committee and the Board consider a wide range of relevant facts and circumstances. The Board has determined that each of our non-employee directors, Christopher Begley, Betsy Bernard, Paul Bisaro, Gail Boudreaux, Michael Farrell, Larry Glasscock, Robert Hagemann, Arthur Higgins and Cecil Pickett, meets these standards and is independent. The remaining director, David Dvorak, who is an employee, is not independent.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” All nominees for election as directors at the 2015 annual meeting are currently serving on the Board.

NOMINATIONS FOR DIRECTORS

The Corporate Governance Committee screens candidates and recommends candidates for nomination to the full Board. In seeking and evaluating director candidates, the committee considers individuals in accordance with the criteria described above under “CORPORATE GOVERNANCE – Proposal No. 1 – Election of Directors – Director Criteria, Qualifications and Experience.” Director candidates may be recommended by Board members, a third-party search firm or stockholders. Mick Farrell, who was appointed to the Board in December 2014, was recommended as a director candidate by a third-party search firm.

The committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of stockholders?” on page 5 for more information on these procedures.)

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CORPORATE GOVERNANCE

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), c/o Corporate Secretary, Zimmer Holdings, Inc., 345 East Main Street, Warsaw, Indiana 46580. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmer.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit

Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Code of Business Conduct, which is available on our website at www.zimmer.com, our Legal Department or Compliance Office is charged with reviewing any conflict of interest involving any other employee.

BOARD MEETINGS, ATTENDANCE AND EXECUTIVE SESSIONS

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2014, the Board held 11 meetings and committees of the Board held a total of 24 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served.

All current directors then in office attended the 2014 annual meeting of stockholders.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. Mr. Glasscock, in his capacity as non-executive Chairman, presides at these executive sessions.

COMMITTEES OF THE BOARD

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2014, the Board had four standing committees: an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance Committee and a Research, Innovation and Technology Committee. Each of the committees is composed entirely of independent directors. In addition, the members of the Audit Committee and the Compensation and Management Development Committee meet the heightened standards of independence required by SEC rules and New York Stock Exchange listing standards.

The table below shows the current membership of each Board committee and the number of meetings held during 2014.

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CORPORATE GOVERNANCE

Committee Assignments

Director	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Research, Innovation and Technology Committee
Christopher B. Begley	✓			✓
Betsy J. Bernard		✓	Chair
Paul M. Bisaro		✓	✓
Gail K. Boudreaux	✓		✓
David C. Dvorak
Michael J. Farrell		✓		✓
Larry C. Glasscock	✓		✓
Robert A. Hagemann	Chair			✓
Arthur J. Higgins		Chair		✓
Cecil B. Pickett		✓		Chair
2014 Meetings	11	7	5	1

Audit Committee

The principal functions of the Audit Committee include:

—	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;

—	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

—

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;

—	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

—	reviewing major issues as to the adequacy of our internal controls; and

—	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes.

The Board of Directors has determined that Messrs. Begley, Glasscock and Hagemann qualify as “audit committee financial experts” as defined by SEC rules. See pages 7 and 11 for a description of their respective business experience. Stockholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

See also the “Audit” section of this proxy statement for additional information about the Audit Committee’s responsibilities and actions and the Audit Committee Report.

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CORPORATE GOVERNANCE

Compensation and Management Development Committee

The duties of the Compensation and Management Development Committee include:

—	administering our annual and long-term incentive plans;

—	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;

—	approving compensation of executive officers;

—

discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement; and

—	reviewing the results of Say on Pay votes and determining whether changes should be made to our executive compensation policies and programs to address stockholder concerns.

None of the members of the Compensation and Management Development Committee during 2014 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on page 43.

Corporate Governance Committee

The duties of the Corporate Governance Committee include:

—	developing and recommending to the Board criteria for selection of non-management directors;

—	recommending director candidates to the Board;

—	analyzing information relevant to the Board’s determination as to whether a director is independent;

—	overseeing the annual self-evaluation process for the Board and its committees;

—	periodically reviewing the Board’s leadership structure and recommending any proposed changes to the Board for approval;
—	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

—

periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

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CORPORATE GOVERNANCE

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 5, 2015 by each non-employee director, each of the executives named in the Summary Compensation Table and all directors and executive officers as a group.

Beneficial Owner	Common Stock Beneficially Owned(1)

(a)	Total Shares Owned(2) (b)	Shares Acquirable in 60 Days(3) (c)	Deferred Share Units(3) (d)	Percent of Class (e)
Non-Employee Directors
Christopher B. Begley	2,120	0	2,120	*
Betsy J. Bernard	11,229	5,740	5,489	*
Paul M. Bisaro	1,092	0	1,092	*
Gail K. Boudreaux	2,020	0	2,020	*
Michael J. Farrell	104	0	104	*
Larry C. Glasscock	25,626	13,966	8,696	*
Robert A. Hagemann	12,376	7,118	5,258	*
Arthur J. Higgins	12,829	7,558	5,271	*
Cecil B. Pickett	12,903	7,118	5,785	*
Named Executive Officers
David C. Dvorak	1,282,021	1,076,644	0	*
James T. Crines	468,936	423,718	0	*
Katarzyna Mazur-Hofsaess	0	0	0	*
Stephen H.L. Ooi	329,828	295,200	0	*
Chad F. Phipps	176,533	154,564	0	*
All directors and executive officers as a group (16 persons)	2,409,645	2,051,196	35,835	1.4%

*	Less than 1.0%

(1)	Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable in 60 days (column (c)) and deferred share units (column (d)).

(3)

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that became exercisable within 60 days after January 5, 2015, shares underlying restricted stock units (“RSUs”) that settled within 60 days after January 5, 2015 and vested RSUs held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director. The table does not include stock options or RSUs held by executive officers that vest more than 60 days after January 5, 2015. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2015 or later.

(4)	Includes 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.

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CORPORATE GOVERNANCE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than 5% of our common stock as of March 6, 2015. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR, LLC(1) 245 Summer Street Boston, MA 02210	11,579,992	6.8%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	11,184,659	6.6%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	8,828,785	5.2%

(1)

Based solely on information provided by FMR, LLC in a Schedule 13G filed with the SEC on February 13, 2015. FMR, LLC possesses sole power to vote or to direct the vote of 342,067 shares and sole power to dispose or to direct the disposition of 11,579,992 shares. FMR, LLC also reported in its Schedule 13G that Edward C. Johnson 3d and Abigail P. Johnson, through their voting power over FMR, LLC, may be deemed to have sole power to vote or to direct the vote of 11,579,992 shares.

(2)

Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 29, 2015. BlackRock, Inc. possesses sole power to vote or to direct the vote of 9,749,443 shares and sole power to dispose or to direct the disposition of 11,184,659 shares.

(3)

Based solely on information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2015. The Vanguard Group possesses sole power to vote or to direct the vote of 292,525 shares, sole power to dispose or to direct the disposition of 8,556,526 shares and shared power to dispose or to direct the disposition of 272,259 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.

Based on our records, we believe that during 2014 all applicable Section 16(a) filing requirements were met.

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CORPORATE GOVERNANCE

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2014. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director.

2014 Director Compensation Table
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Christopher B. Begley	47,500	217,200	2,228	266,928
Betsy J. Bernard	93,125	181,575	4,409	279,109
Paul M. Bisaro	47,500	217,200	385	265,085
Gail K. Boudreaux	47,500	217,200	1,868	266,568
Michael J. Farrell	11,875	11,875	0	23,750
Larry C. Glasscock	245,000	169,700	15,530	430,230
Robert A. Hagemann	105,000	169,700	9,025	283,725
Arthur J. Higgins	105,000	169,700	12,901	287,601
John L. McGoldrick(4)	47,500	0	3,654	51,154
Cecil B. Pickett	105,000	169,700	5,073	279,773

(1)

Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”), and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)

Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. All stock awards to directors are fully vested on the date of grant but are subject to mandatory deferral of settlement until the director’s termination of service from the Board, or later, as explained more fully below.

The following table sets forth the grant date fair value of annual grants of RSUs and DSUs awarded to each director elected at the 2014 annual meeting of stockholders, as well as DSUs granted during 2014 pursuant to the mandatory deferral provisions of the Restated Deferred Compensation Plan for Non-Employee Directors.

2014 Stock Awards
Name	RSUs (granted 05-06-14)	DSUs (granted 05-06-14)	DSUs (mandatory deferral)	Total ($)
Christopher B. Begley	120,000	49,700	47,500	217,200
Betsy J. Bernard	120,000	49,700	11,875	181,575
Paul M. Bisaro	120,000	49,700	47,500	217,200
Gail K. Boudreaux	120,000	49,700	47,500	217,200
Michael J. Farrell	0	0	11,875	11,875
Larry C. Glasscock	120,000	49,700	0	169,700
Robert A. Hagemann	120,000	49,700	0	169,700
Arthur J. Higgins	120,000	49,700	0	169,700
John L. McGoldrick	0	0	0	0
Cecil B. Pickett	120,000	49,700	0	169,700

Mr. Glasscock held options to purchase 5,780 shares of our common stock as of December 31, 2014. No other non-employee director held unexercised stock options as of December 31, 2014.

(3)

Amounts in this column represent the dollar value of dividend equivalents credited in the form of additional DSUs under the Restated Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited at the same rate as cash dividends paid on our common stock.

(4)	Mr. McGoldrick retired from the Board of Directors in May 2014.

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.

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CORPORATE GOVERNANCE

Retainers

During 2014, we paid non-employee directors an annual retainer of $95,000 subject to mandatory deferral requirements as described below. We paid the non-executive Chairman of the Board an additional annual retainer of $150,000, and we paid each Board committee chair an additional annual retainer of $10,000. We paid non-employee directors quarterly, on the last day of March, June, September and December. Accordingly, we paid the following amounts during 2014:

	March 31 ($)	June 30 ($)	September 30 ($)	December 31 ($)	Total ($)
Non-executive chair annual retainer	37,500	37,500	37,500	37,500	150,000
Director annual retainer	23,750	23,750	23,750	23,750	95,000
Committee chair annual retainer	2,500	2,500	2,500	2,500	10,000

Directors who commence service on the Board, or who commence service as a committee chair or as non-executive chair, are paid applicable quarterly fees beginning with the quarter during which they commence such service. Similarly, directors who terminate service on the Board or terminate service as a committee chair or as non-executive chair are paid applicable quarterly fees through the quarter during which such service terminated.

Equity-Based Compensation and Mandatory Deferrals

We awarded each non-employee director who was elected or re-elected at the 2014 annual meeting of stockholders 500 DSUs as of the date of the annual meeting with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Restated Deferred Compensation Plan for Non-Employee Directors. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. When we pay cash dividends on our common stock, amounts deferred as DSUs are credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs are subject to mandatory deferral.

All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments. Currently, non-employee directors may also elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each DSU the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year. If our stockholders approve the Amended Stock Plan for Non-Employee Directors (see Proposal No. 2 beginning on page 23) and the Amended and Restated Deferred Compensation Plan for Non-Employee Directors (see Proposal No. 3 beginning on page 25) at the annual meeting, this conversion feature will be eliminated.

During 2014, we also awarded each continuing non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $120,000 based on the price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 6, 2017, or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

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CORPORATE GOVERNANCE

PROPOSAL NO. 2 — APPROVAL OF THE

AMENDED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

On February 20, 2015, the Board of Directors adopted, subject to stockholder approval, the Zimmer Holdings, Inc. Amended Stock Plan for Non-Employee Directors (the “Director Stock Plan”), and directed that the amended Director Stock Plan be submitted to stockholders for approval at the annual meeting. Our former parent, in its capacity as our sole stockholder, approved the Director Stock Plan in 2001. The Board of Directors amended the Director Stock Plan in 2005 to ensure compliance with Internal Revenue Code Section 409A. The Board of Directors and our stockholders approved an amendment to the Director Stock Plan in 2009 to extend the term of the plan.

The Director Stock Plan is the sole plan for providing equity-based compensation in the form of stock options, restricted stock and RSUs to our non-employee directors. The Board believes that the Director Stock Plan is in our best interest and the best interest of our stockholders, as equity awards granted under the plan help to attract and retain experienced and highly qualified non-employee directors, align director and stockholder interests and link director compensation with company performance.

Proposed Changes

The Director Stock Plan as proposed to be amended includes the following changes:

—	reduces the number of shares available for issuance under the plan from 2,000,000 to 800,000;

—	increases from 25% to 50% the percentage of awards under the plan that may be in the form of restricted stock or RSUs;

—	adds a $300,000 limit on the grant date fair value of awards that can be granted to any individual participant in any single calendar year;

—	eliminates the option for non-employee directors to elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options;

—	eliminates the provision that addressed awards to non-employee directors at the time of our 2001 spin-off;

—	clarifies that a non-employee director holding RSUs will have none of the rights of a stockholder during the restriction period; and

—	extends the term of the plan beyond its current scheduled expiration date in 2015 to December 31, 2022.

The copy of the Director Stock Plan included in this proxy statement as Appendix A is marked to show all of the proposed amendments to the plan.

Purpose

The purpose of the Director Stock Plan is to secure for the company and stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors.

Administration; Eligible Directors

The Director Stock Plan is administered by the Board of Directors. The Board has the power under the plan to grant awards of stock options, restricted stock and RSUs to directors who are not our current or former employees.

Shares Subject to the Plan

If the amended Director Stock Plan is approved by stockholders, a maximum of 800,000 shares of our common stock may be issued pursuant to awards under the plan, subject to adjustment as provided in the plan, and no more than 50% of such awards may be in the form of restricted stock or RSUs. Currently, a maximum of 2,000,000 shares may be issued pursuant to awards under the plan and no more than 25% of such awards may be in the form of restricted stock or RSUs. As proposed to be amended, no individual participant may be granted, in any single calendar year during the term of the plan, awards with an aggregate grant date fair value in excess of $300,000.

Terms and Conditions of Stock Options

The exercise price of stock options is equal to the fair market value of our common stock on the date of grant. Stock options expire no later than 10 years after the date of grant. The stock options become exercisable 25% per year on each anniversary date of the grant of the stock options, beginning on the first anniversary date.

Terms and Conditions of Restricted Stock and RSUs

The Board of Directors may grant awards of restricted stock or RSUs that may be subject to objectives specified by the Board. The Board shall (1) select the non-employee directors to whom restricted stock and RSUs may from time to time be granted, (2) determine the number of shares to be covered by each award granted, (3) determine the terms and conditions of any award and (4) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of awards.

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CORPORATE GOVERNANCE

Change in Control

In the event a non-employee director’s membership on the Board terminates pursuant to a qualifying termination (as defined in the plan) during the three-year period following a change in control (as defined in the plan), all of the director’s outstanding stock options will become immediately fully vested and exercisable.

In addition, in the event of a change in control, the Board of Directors may (1) determine that outstanding stock options will be assumed by, or replaced with comparable options by, the surviving corporation and that outstanding awards will be converted to similar awards of the surviving corporation, or (2) take such other actions with respect to outstanding stock options and awards as the Board deems appropriate.

Amendment or Discontinuance

The Board may amend the Director Stock Plan at any time and from time to time as it deems advisable; provided, however, that, except in connection with a corporate transaction involving us (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding stock options or to cancel outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock options; and provided, further, that except as provided in the plan, the Board may not, without further approval by the stockholders, increase the maximum number of shares of common stock which may be issued pursuant to awards under the plan, reduce the minimum option exercise price, extend the period during which awards may be granted or exercised under the plan or change the class of persons eligible to receive awards under the plan.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences arising with respect to awards granted under the Director Stock Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to non-employee directors, as the consequences may vary with the types of awards made, the method of payment or settlement and other factors.

From the non-employee directors’ standpoint, as a general rule, ordinary income will be recognized at the time of exercise of nonqualified stock options or the vesting of restricted stock or RSUs. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the non-employee director, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the non-employee director.

Incorporation by Reference

The above description is only a summary of the Director Stock Plan as proposed to be amended and is qualified in its entirety by reference to the full text, a copy of which is included in this proxy statement as Appendix A.

Plan Benefits

The grant of awards under the Director Stock Plan is entirely within the discretion of the Board. It is currently not possible for us to determine the benefits or amounts that will be awarded in the future under the plan. See “Plan Benefits” on page 27 for information regarding awards made under the plan in 2014.

The Board of Directors unanimously recommends that you vote FOR approval of the Amended Stock Plan for Non-Employee Directors.

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CORPORATE GOVERNANCE

PROPOSAL NO. 3 — APPROVAL OF THE AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

On February 20, 2015, the Board of Directors adopted, subject to stockholder approval, the Amended and Restated Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) and directed that the amended and restated plan be submitted to stockholders for approval at the annual meeting. Our former parent, in its capacity as our sole stockholder, approved the Deferred Compensation Plan in 2001. The Board of Directors amended the plan in 2005 to (1) limit the number of shares of common stock that may be issued under the plan to 200,000; (2) establish an expiration date for the plan; and (3) ensure compliance with Internal Revenue Code Section 409A. The Board of Directors and our stockholders approved an amendment to the Deferred Compensation Plan in 2009 to extend the term of the plan.

Under the terms of the Deferred Compensation Plan, we award each non-employee director 500 DSUs as of the date of each annual meeting of stockholders with an initial value based on the price of our common stock on that date. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock following a director’s termination of service on the Board. The Board believes that the Deferred Compensation Plan is in our best interest and the best interest of our stockholders, as the annual DSU awards granted under the plan help to attract and retain experienced and highly qualified non-employee directors. In addition, the annual DSU awards and the mandatory deferral DSUs serve to align director and stockholder interests and link director compensation with company performance.

Proposed Changes

The Deferred Compensation Plan as proposed to be amended includes the following changes:

—

eliminates the provision in the plan that permitted non-employee directors to elect to convert the portion of the basic fee payable for service on the Board that is not subject to mandatory deferral into options to purchase shares of our common stock; and

—	extends the term of the plan beyond its current scheduled expiration date in 2015 to December 31, 2022.

The copy of the Deferred Compensation Plan included in this proxy statement as Appendix B is marked to show all of the proposed amendments to the plan.

Administration

The Deferred Compensation Plan is administered by the Board of Directors, which has the authority to adopt rules and regulations to carry out the plan and to interpret, construe and implement the provisions of the plan.

Eligibility

Any member of the Board who is not an officer or employee of the company is eligible to participate in the Deferred Compensation Plan.

Amount of Deferral

Until such time as a participant meets the guideline level of share unit ownership established by the Board, 50% of the basic fee payable to the participant for membership on the Board will be deferred and credited to the participant’s deferred compensation account as DSUs equal to the number of shares of our common stock that could have been purchased with the deferred fee. As an additional mandatory deferral, at each annual meeting of stockholders, each participant will receive 500 DSUs.

A participant may elect to defer receipt of compensation in excess of the participant’s mandatory deferral.

Period of Deferral; Form of Payment

Mandatory deferrals and annual DSUs will be paid in shares of our common stock within sixty days after the cessation of the participant’s service as a director. Elective deferrals will be paid in cash.

Shares Subject to the Plan

The maximum number of shares of our common stock that may be issued and distributed under the Deferred Compensation Plan is 200,000 shares.

Participant’s Rights Unsecured

The rights of any participant to receive future payments under the provisions of the Deferred Compensation Plan is an unsecured claim against our general assets.

Amendment

The Board of Directors may amend, modify or terminate the Deferred Compensation Plan at any time or from time to time; provided, however, that the Board will submit for stockholder approval any amendment required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements.

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CORPORATE GOVERNANCE

Incorporation by Reference

The above description is only a summary of the Deferred Compensation Plan as proposed to be amended and is qualified in its entirety by reference to the full text, a copy of which is included in this proxy statement as Appendix B.

Plan Benefits

See “Plan Benefits” on page 27 for information regarding mandatory deferrals, annual DSUs and dividend equivalent DSUs awarded under the Deferred Compensation Plan for 2014.

The Board of Directors unanimously recommends that you vote FOR approval of the Amended and Restated Deferred Compensation Plan for Non-Employee Directors.

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PLAN BENEFITS

PLAN BENEFITS

The following table sets forth the awards received by or allocated to the persons listed under the Director Stock Plan and the Deferred Compensation Plan for 2014. The closing price of our common stock on March 6, 2015 was $116.35.

		Director Stock Plan	Deferred Compensation Plan
	Securities Underlying Nonqualified Stock Options Granted (#)	Securities Underlying All Other Awards Granted (#)	Securities Underlying All Other Awards Granted (#)
Named Executive Officers
David C. Dvorak	0	0	0
James T. Crines	0	0	0
Katarzyna Mazur-Hofsaess	0	0	0
Stephen H.L. Ooi	0	0	0
Chad F. Phipps	0	0	0
All Current Executive Officers as a Group	0	0	0
All Current Directors Who Are Not Executive Officers, as a Group	0	9,656	6,119
All Employees, including All Officers Who Are Not Executive Officers, as a Group	0	0	0

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in corporate governance and recognizes the interest our stockholders have expressed with respect to our executive compensation program. As a part of that commitment, and in accordance with Section 14A of the Exchange Act, our stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as reported in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation program for the named executive officers for 2014.

Last year, stockholders showed strong support for our executive compensation program; more than 95% of the stockholders who voted on our Say on Pay proposal voted in favor of the proposal.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”), our executive compensation program is designed to attract, motivate and retain highly qualified and effective senior leaders who drive our success. In designing our program, the Compensation and Management Development Committee of our Board works to foster an environment in which executives are motivated to achieve financial performance goals and individual objectives that will drive the success of our business and, in turn, increase stockholder value on a long-term, sustainable basis. Taking into consideration feedback received from stockholders, the committee has improved our executive compensation program and practices over the past few years to strengthen the alignment of executives’ interests with those of our stockholders. Our compensation program:

—	links a significant portion of total compensation to the achievement of performance goals that we believe will create long-term stockholder value;

—	consists primarily of equity-based compensation, which encourages executives to think and act like owners of the company;

—	subjects a significant percentage of total compensation to multi-year performance goals and/or vesting requirements, which gives executives a long-term view and enhances retention;
—	differentiates annual incentive compensation based on executives’ contributions and the performance of their specific business unit and/or geographic area of responsibility; and

—	provides a competitive total pay opportunity.

We have adopted policies, including our stock ownership guidelines, executive compensation recoupment policy and prohibitions against hedging and pledging company securities, to ensure long-term focus and appropriate levels of risk-taking by our executive officers. Each of these policies is described in more detail in the CD&A.

The Board of Directors believes that our executive compensation program is designed to meet the objectives discussed in the CD&A. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders of Zimmer Holdings, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the CD&A, the compensation tables and narrative disclosures.”

As an advisory vote, this proposal is not binding on the company, the Board or the Compensation and Management Development Committee, and will not be construed as overruling a decision by the company, the Board or the committee or creating or implying any additional fiduciary duty for the company, the Board or the committee. However, the committee and the Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the Say on Pay vote when making future executive compensation decisions.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2016.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the compensation of our named executive officers.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  28

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation programs are designed to achieve the following fundamental objectives:

—	focus executives’ attention on specific financial, operational and strategic objectives;

—	align executives’ interests with the long-term interests of our stockholders;

—	recognize company and individual performance;

—	reflect the value of each executive’s position in the market and within the company; and

—	attract, retain and motivate a highly qualified and effective senior leadership team.

To accomplish these objectives, the Compensation and Management Development Committee of our Board (the “committee”) annually reviews and approves our executive compensation program components and target compensation levels, as well as specific performance metrics and targets, payout ranges and actual payouts. We emphasize performance-based compensation that appropriately rewards executives for delivering results that meet or exceed multiple pre-established goals over one- and three-year periods, with metrics and targets selected because they are directly linked to our strategic goals. In addition, our long-term incentive (“LTI”) program rewards both absolute stock price growth and relative total shareholder return (“TSR”).

This CD&A describes the compensation of the following named executive officers (“NEOs”) for 2014:

Name	Title

David C. Dvorak	President and Chief Executive Officer (“CEO”)

James T. Crines	Executive Vice President, Finance and Chief Financial Officer

Katarzyna Mazur-Hofsaess, M.D., Ph.D.	President, Europe, Middle East and Africa (“EMEA”)

Stephen H.L. Ooi	President, Asia Pacific (“APAC”)

Chad F. Phipps	Senior Vice President, General Counsel and Secretary

Executive Summary

2014 Say on Pay Vote

At our 2014 annual meeting, stockholders showed strong support for our executive compensation program, with more than 95% of votes cast approving our advisory Say on Pay resolution. Following the 2014 Say on Pay vote, the committee considered the overwhelmingly favorable results of the vote and input from some of our major stockholders.

Based on the strong level of stockholder support, and in light of significant changes to our executive compensation program implemented over the past few years, the committee made no material changes in our executive compensation programs for 2015 as a result of the 2014 Say on Pay vote.

2014 Business Highlights

In 2014, Zimmer delivered solid financial results and executed on key commercial, operational and strategic priorities. Highlights include the following:

—

In April 2014, we embarked upon a new chapter in our company’s history when we announced a combination with Biomet. This landmark transaction, which we expect to close shortly after the date of this proxy statement, is a transformational opportunity to enhance our global scale. By bringing together two highly complementary companies in the musculoskeletal space, we will accelerate our shared vision of leading the industry by delivering exceptional value to healthcare providers, their patients and to our stockholders.

—	We reported 2014 net sales of $4.67 billion, an increase of 1.1% reported and 2.4% on a constant currency basis over 2013.
—	Diluted earnings per share (“EPS”) for the year increased 5.4% on an adjusted basis over 2013.

—	Our stock price increased 21.7%, from $93.19 at the end of 2013 to $113.42 at the end of 2014.

—	As of December 31, 2014, we achieved one-year and three-year TSR of 22.8% and 29.8%, respectively, outperforming our peer group over the three-year period.

—	In line with our commitment to return value to our stockholders, we paid or spent an aggregate of $546 million in cash dividends and share repurchases in 2014.

—

We focused significant resources on our operational excellence initiatives, investments intended to improve future operating results, and we continued to make progress toward achievement of excellence in our global quality infrastructure.

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EXECUTIVE COMPENSATION

2014 Performance and Payouts

One-Year 2014 Performance and Annual Cash Incentive Payout

Zimmer’s performance in 2014 had the following direct impact on executive compensation:

—	The committee determined that our CEO earned 92.6% of his target annual cash incentive opportunity for 2014, while the other NEOs earned from 92.6% to 134.7% of their respective target opportunities.

Three-Year 2012-2014 Performance and Long-Term Equity-Based Incentive Payout

Zimmer’s performance over the three-year period 2012-2014 also had a direct impact on executive compensation:

—

For performance-based restricted stock units (“PRSUs”) granted in 2012 with a 2012-2014 performance period, the committee determined that 81.55% of the target award was earned based on our internal total shareholder return (“iTSR”) over the three-year period, as modified based on our TSR relative to the S&P 500 Healthcare Index.

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EXECUTIVE COMPENSATION

Key Executive Compensation Program Practices

Taking into consideration feedback received from stockholders, the committee has designed our executive compensation program and practices to align executives’ financial interests with those of our stockholders. Following is a description of key program features and practices that illustrate this alignment:

✓	Pay for performance. Nearly 90% of our CEO’s (and nearly 80% of our other NEOs’) target total direct compensation is at-risk and variable with performance, including stock price performance.

✓

Linkage between performance measures and strategic objectives.  Performance measures for incentive compensation are linked to both strategic and near-term operating objectives designed to create long-term stockholder value.

✓

Performance metric for the LTI program aligns with a longer time horizon and minimizes duplication with annual cash incentive plan.  We use iTSR over a three-year period as the performance metric for the PRSU component of the LTI program. iTSR is derived from operating profit growth and free cash flow yield.

✓

Vesting of PRSUs tied to performance relative to peers.  Vesting of PRSUs is tied to meeting target iTSR, subject to a relative TSR modifier based on the S&P 500 Healthcare Index, which requires us to perform well relative to peers.

✓

Moderate target market positioning for LTI awards.  Although the committee generally targets LTI awards between the 50th and 75th percentiles of market, grants to the CEO were significantly below the 50th percentile of market in each of 2012, 2013 and 2014.

✓

Challenging threshold performance goals under the annual cash incentive plan.  The revenue target must be achieved at 95% for a 50% payout; other metrics must be achieved at 90% for a 50% payout. Achievement below these thresholds results in zero payout.

✓

Increased emphasis on performance of executives’ specific business unit or geographic area of responsibility in annual cash incentive plan.  We tie annual incentive plan performance goals for NEOs with specific business unit and/or geographic responsibility to the results of that business unit or geography, rather than the company’s consolidated results.

✓

Appropriateness of peer group.  We use a peer group of other U.S. headquartered publicly traded companies selected on the basis of business focus, market capitalization, revenues and other factors to assess compensation levels, equity usage and incentive plan design and for performance comparisons.

✓	Moderate change-in-control benefits. Change-in-control severance benefits are limited to two times target cash compensation.

✓

Double trigger change-in-control benefits.  Change-in-control severance benefits and long-term equity incentive awards have a double-trigger; that is, they will not vest or be paid in the event of a change-in-control unless also accompanied by a qualifying termination of employment.

✓	No excise tax gross-ups in new agreements. We have no gross-up provisions in change-in-control severance agreements entered into after July 2009.

✓	No employment contracts. Our executives are “at will” employees with no employment agreements.

✓

Robust stock ownership guidelines.  Executives are required to hold equity with a value equal to a multiple of five times salary for our CEO and three times salary for each other NEO. 100% of net after-tax shares received upon vesting or exercise of awards must be retained until an executive meets the guideline ownership level.

✓	Policy prohibiting hedging and pledging of company securities.

✓	No dividends or dividend equivalents accrued or paid on unearned performance-based equity awards.

✓	Maximum payout caps for annual cash incentive compensation and performance-based equity awards.

✓

Clawback of incentive compensation in the event of restatement.  Awards to executive officers under short- and long-term incentive compensation plans are subject to clawback in the event of certain financial restatements. The clawbacks are designed to discourage imprudent risk taking.

✓

Non-competition agreement required for equity award eligibility.  All employees must sign a non-competition agreement as a condition of receiving an equity award. The award is subject to clawback if the agreement is breached.

✓	No repricing or exchange of underwater stock options. Our equity incentive plans do not permit repricing or exchange of underwater stock options without stockholder approval.

✓	No inclusion of equity awards in pension calculations.

✓	Limited executive perquisites.

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EXECUTIVE COMPENSATION

Components of Executive Compensation

The following table describes the elements of target direct compensation for 2014. Our executive compensation program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentive opportunities. In addition, we offer retirement plans and welfare benefits that are generally available to all employees and we provide a very limited range of perquisites or other benefits to our executive officers. The intention of the committee is to provide a total pay opportunity that is competitive with our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation. As executives assume positions of greater responsibility, a larger portion of their total compensation is tied to achieving objective performance measures.

Type	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions

Fixed	Base salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent. Recruiting and retention tool. Recognize increased responsibilities through promotional increases.

Targeted at approximately the 50th percentile of market based on data derived from peer group benchmarking.

The committee selected the 50th percentile as the positioning for base salary because it believes this is a reasonably competitive mid-point, appropriate for the only fixed component of compensation.

All NEOs received a base salary increase in 2014 based on individual performance and market positioning. See page 35.
Variable	Annual Cash Incentive (Bonus) Opportunity

Variable compensation component payable in cash based on performance against annually established goals and assessment of individual performance.

Target awards are based on a percentage of base salary.

Payouts can range between 0% and 200% of target.

Motivate and reward executives for achievement of key financial measures and individual objectives. Drive specific behaviors that foster short-term and long-term growth and profitability.

Generally targeted at approximately the 65th percentile of market.

The committee believes this target positioning is appropriate because of the high proportion of compensation that is variable, at risk and tied to our financial and operational performance.

Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is contingent on company performance.

The committee has the discretion to adjust a bonus payment downward (but not upward) based on individual performance and any other factors the committee deems relevant.

Financial performance measures tied to revenue, operating earnings, cash flow and earnings per share.

Payouts for 2014 performance ranged from 92.6% to 134.7% of NEOs’ target opportunities.

See pages 35-37.

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EXECUTIVE COMPENSATION

Type	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions

Variable	Long-Term Equity-Based Incentive: PRSUs

Three-year performance period.

Units are earned based on actual results relative to a predetermined performance measure, subject to modification based on our TSR relative to the S&P 500 Healthcare Index.

Payouts can range from 0% to 200% of target.

Motivate achievement of multi-year performance objectives that enhance stockholder value.

Align NEOs’ interests with stockholders; earned PRSUs are settled in shares of common stock that are subject to retention requirements under stock ownership guidelines.

Retain executive talent.

Generally targeted between the 50th and 75th percentiles of market.

Equity incentives are the most significant component of each NEO’s compensation package.

The committee believes the emphasis on equity awards in our NEOs’ compensation packages is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of stockholders.

Approximately 50% of the grant value of the 2014 target LTI award to the NEOs was in the form of PRSUs. Performance measure tied to iTSR for 2014-2016. See pages 37-38.

Variable	Long-Term Equity-Based Incentive: Stock Options

Nonqualified stock options vest ratably over four years with a ten year term, and provide value to NEOs only when stockholders realize positive returns on their investment in the company over a corresponding period.

Exercise price equal to the fair market value of our common stock on the grant date.

Motivate NEOs to drive the long-term performance of the company.

Align NEOs’ interests with long-term stockholder value; shares received upon exercise of stock options are subject to retention requirements under stock ownership guidelines.

Retain executive talent.

				Same as Long-Term Equity-Based Incentive: PRUSs; see above discussion.	Approximately 50% of the grant value of the 2014 target LTI award to the NEOs was in the form of stock options. See pages 37-38.

Target compensation for individual executives may vary from the percentiles noted above based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

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EXECUTIVE COMPENSATION

Pay Mix

Our NEOs’ total direct compensation is heavily weighted toward variable compensation elements, meaning actual amounts earned will differ from targeted amounts as a result of company and individual performance. The committee assesses each NEO’s target total direct compensation opportunity annually to ensure alignment with the objectives of our compensation program and market practice. As the following charts show, almost 90% of our CEO’s target total direct compensation and almost 80% of aggregate NEOs’ target total direct compensation is variable and tied to our annual and long-term performance, including stock price performance.

Market Review of 2014 Compensation

To assess whether our compensation was consistent with the target levels described above, in December 2014 the committee reviewed an analysis of our CEO’s target 2014 compensation conducted by the committee’s consultant, Towers Watson & Co. (“Towers Watson”), including:

•	base salary;

•	target total cash compensation (base salary + target annual cash incentive);

•	target LTI; and
•	target total direct compensation (base salary + target annual cash incentive + target LTI).

This information was then compared to competitive pay level compensation information collected for our peer group. The table below summarizes the market positioning of target compensation for our CEO compared to the data available for the peer group. As the table shows, this review indicated that all elements of compensation for 2014 were positioned below the stated target positioning for those elements.

Pay Element	2014 Target Positioning	Market Positioning Relative to Peer Group
Base salary	50th percentile	19th percentile
Target total cash compensation	50th to 65th percentile	21st percentile
Target LTI	50th to 75th percentile	22nd percentile
Target total direct compensation	50th to 75th percentile	12th percentile

Three-Year Historical Pay-for-Performance Alignment

In addition to the market review of 2014 compensation, Towers Watson assessed, at the committee’s request, the pay-for-performance alignment of our executive compensation programs over the three-year period ended December 31, 2013. This assessment was intended to evaluate the degree to which NEOs’ realizable pay is aligned with corporate performance. Specifically, Towers Watson examined the extent to which the value delivered (or deliverable) to the NEOs under our executive compensation program was aligned with our financial and stock price performance over the three-year period, relative to the twelve companies in our peer group discussed below. With respect to Zimmer and each peer company, Towers Watson reviewed the following:

—	historical performance in terms of TSR and multiple financial performance measures, including revenue growth, earnings per share growth, free cash flow growth and operating earnings growth;

—	executives’ pay opportunity (i.e., target value of compensation), made up of base salary and the target value of annual cash incentives and long-term equity-based incentives;

—

executives’ realizable pay (i.e., actual value of compensation earned), made up of base salary and annual cash incentives earned, the market value of time-based equity awards granted during the period, the market value of performance-based equity awards settled during the period, and the target value of outstanding performance-based equity awards; and

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EXECUTIVE COMPENSATION
—	the ratio of realizable pay to pay opportunity, using a ratio of 100% to indicate that actual compensation earned was equal to the target value of compensation at the date of grant.

The analysis revealed that for the 2011 – 2013 assessment period, relative to the peer group, our financial performance was substantially greater than our NEOs’ realizable compensation. Specifically, our three-year TSR ranked at the 90th percentile of the peer group and our composite financial performance ranked at the 78th percentile of the peer group over the three-year period, while our NEOs’ aggregate realizable pay was at the 39th percentile of the peer group over the three-year period.

Towers Watson’s analysis identified several sources of the pay-for-performance disconnect over the 2011 – 2013 period:

—

Financial performance: Our relative financial performance outpaced our peers. Our performance in terms of five different financial measures ranked from the 90th percentile to the 51st percentile of the peer group.

—	Pay opportunity: Total pay opportunity for the NEOs as a group was positioned at the 31st percentile of the peer group, which is below our pay philosophy.

—	Realizable pay: Annual cash incentive plan opportunities have paid out below target (approximately 87% on average over the three-year period).

After reviewing this analysis, the committee determined that it would re-evaluate target pay opportunities in connection with setting 2015 compensation in order to ensure that our executive compensation program is designed in a manner that better aligns pay with our financial performance.

Base Salary

Annual base salary increases for our global employee population, including NEOs, are generally effective in April of each year. In setting NEOs’ base salaries for 2014, the committee considered our 2014 employee merit increase guidelines, market data based on peer group benchmarking, changes in job responsibilities and internal equity. After considering these factors, the committee approved a base salary increase of 2.75% for Messrs. Crines and Phipps, 1.0% for Dr. Mazur-Hofsaess and 4.7% for Mr. Ooi, consistent with the merit increase guidelines for employees based in the U.S., Switzerland and Singapore, respectively. For Mr. Dvorak, the committee approved a base salary increase of 3.75%, higher than the merit increase guideline for U.S.-based employees, in order to be more consistent with our compensation philosophy. Even with the 3.75% increase, however, based on market data reviewed by the committee, Mr. Dvorak’s base salary continues to fall below the 25th percentile of market.

Annual Cash Incentives

Annual cash incentives for executives are determined under the Executive Performance Incentive Plan (“EPIP”). When establishing 2014 target EPIP awards, the committee considered the following:

Target EPIP award percentages. In determining target EPIP award percentages, the committee reviewed NEOs’ job responsibilities, market data based on peer group benchmarking, and internal equity. After considering these factors, the committee decided to maintain the 2013 target percentages in 2014 for each NEO. The 2014 target EPIP awards as a percentage of base salary are as follows: Mr. Dvorak – 125%, Mr. Crines – 80%, Dr. Mazur-Hofsaess – 75%, Mr. Ooi – 75% and Mr. Phipps – 70%.

Financial performance measures. The committee selected four financial measures by which to assess our 2014 performance for purposes of the EPIP. The below table shows the performance measures, their respective weightings and the rationale for their selection. With respect to Messrs. Dvorak, Crines and Phipps, the committee set performance metrics based on the company’s consolidated results. With respect to Dr. Mazur-Hofsaess and Mr. Ooi, executives with top-line responsibility for specific business units and/or geographic segments, the committee generally set performance metrics based on the executives’ respective areas of responsibility, rather than on consolidated results. The committee believes this approach more closely aligns those executives’ pay with the performance of the business units or geographic areas for which they are primarily responsible. The committee established specific goals for each of the measures in early 2014 based on the annual operating plan approved by the Board. Because the operating plan forms the basis for both the company’s annual sales and earnings guidance communicated to investors and the EPIP financial targets, the interests of the NEOs are aligned with those of stockholders.

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EXECUTIVE COMPENSATION

Performance Measure	Weighting	Rationale
Revenue	25% (Dvorak, Crines, Phipps) 40% (Other NEOs)	One of the two measures as to which we provide guidance; focuses executives appropriately on top-line sales growth

Adjusted operating earnings	40% (Dvorak, Crines, Phipps) 50% (Other NEOs)	Sharpens executives’ focus on driving sales growth, operating efficiencies and margin expansion

Free cash flow	10% (All NEOs)	Focuses executives on cash, inventory, receivables and payables management

Adjusted EPS	25% (Dvorak, Crines, Phipps) 0% (Other NEOs)	The other measure as to which we provide guidance; measures bottom line performance and ties rewards to productivity improvements

The performance measures, targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2014:

	(In millions, except EPS)
2014 EPIP – Performance and Payout Percentages	Target ($)	Actual ($)	Achievement(2) (%)	Weight (%)	Weighted payout (%)
Corporate – Messrs. Dvorak, Crines and Phipps
Adjusted EPS(1)	6.20	6.16	99.4	25	24.2
Consolidated adjusted operating earnings(1)	1,467	1,434	97.8	40	35.5
Consolidated revenue(1)	4,811	4,727	98.3	25	20.6
Consolidated free cash flow(1)	679	710	104.6	10	12.3
Total 92.6
EMEA – Dr. Mazur-Hofsaess
EMEA operating earnings – ex Dental	413	432	104.6	50	61.6
EMEA revenue – ex Dental	1,182	1,204	101.8	40	54.5
EMEA free cash flow	362	424	117.1	10	18.6
Total 134.7
APAC – Mr. Ooi
APAC operating earnings – ex Dental	372	364	98.0	50	44.9
APAC revenue – ex Dental	807	816	101.1	40	48.8
APAC free cash flow – ex Dental	302	311	103.0	10	11.5
Total 105.2

(1)	See Appendix C for an explanation of how these measures were calculated.

(2)

The achievement percentage for each performance measure was applied to the applicable payout curve set forth below to determine the payout percentage for that measure (with linear interpolation between specified percentages). The resulting payout percentages were then weighted and summed to determine the total overall payout percentage.

Payout curves applied to EPIP performance measures

Adjusted EPS, adjusted operating earnings and free cash flow
Achievement Percentage	Payout Percentage
120%+	200%
100%	100%
90%	50%
Less than 90%	0%
Revenue
Achievement Percentage	Payout Percentage
105%+	200%
100%	100%
95%	50%
Less than 95%	0%

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EXECUTIVE COMPENSATION

Individual performance. Once the total weighted payout percentage was computed for each NEO based on our financial performance as described above, the committee assessed each NEO’s performance during 2014 to determine the actual cash incentive payments. The committee met in executive session to review our CEO’s performance based on his achievement of goals and objectives agreed upon at the beginning of the year, his contribution to our overall performance and other leadership accomplishments. The committee’s assessment of other officers required significant input from the CEO. The committee received a performance assessment from the CEO and also exercised its judgment based on its interactions with the officer. As with the CEO, the officer’s performance evaluation was based on the achievement of established goals and objectives, the officer’s contributions to our performance and other leadership attributes and accomplishments. The goals set for each NEO for 2014 reflected the wide range of responsibilities that are attributed to each and included goals covering financial performance, corporate strategy, quality and operational excellence initiatives, external development, company culture and enhanced employee engagement initiatives, among other areas. Based on its assessment of the NEOs’ individual performance, the committee exercised negative discretion to reduce Mr. Ooi’s cash incentive payment below the weighted payout percentage determined as described above. The actual EPIP payouts for the NEOs for 2014 were as follows:

2014 EPIP Opportunities and Actual Payouts	Opportunity (at Target Performance) ($)	Actual Payment ($)	Actual Payment as a Percentage of Target Opportunity
David C. Dvorak	1,168,649	1,082,169	92.6%
James T. Crines	431,895	399,935	92.6%
Katarzyna Mazur-Hofsaess (1)	447,969	603,414	134.7%
Stephen H.L. Ooi (2)	417,052	434,352	104.1%
Chad F. Phipps	298,203	276,136	92.6%

(1)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2014 of 1 CHF = 1.09625 USD.
(2)	Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2014 of 1 SGD = 0.790095 USD.

Equity-Based Incentives

When establishing 2014 target long-term equity-based incentive awards, the committee considered the following:

Target grant values.  In determining target grant values, the committee reviewed market data based on peer group benchmarking. This review focused on determining grant levels that would be competitive with equity awards provided to similarly situated officers in our peer group. In addition to reviewing market data, the committee took into consideration the target grant value awarded to each NEO in 2013, each NEO’s 2013 performance, including his or her contribution to the company’s 2013 performance, the committee’s expectations of each NEO’s future contributions to the company, internal equity principles, shares available to be granted, potential stockholder dilution and the expense associated with stock-based compensation. After considering these factors, the committee set a target grant value for Mr. Dvorak below the 50th percentile of the peer group. For the other NEOs, the committee set target grant values that were intended to range from approximately the 60th to the 65th percentiles of the peer group. The committee considered these target grant values in connection with its determination of each NEO’s total compensation for 2014.

Mix of time-based and performance-based equity vehicles.  Since 2009, equity-based awards granted to the NEOs have included a mix of time- and performance-based equity vehicles. For 2014, the mix (based on grant date fair value) was approximately 50% stock options and 50% PRSUs that require achievement of an objective performance measure over a three-year period. While the committee has increased the use of performance-vesting awards, it has retained stock options as a component of the LTI program so that a portion of the award will have value only to the extent our stock price rises after the grant date.

In 2012, the committee began using iTSR over a three-year period as the performance measure applicable to the PRSU component of the annual LTI grant. For 2014, the committee set a performance target for iTSR of 12% for the three-year period 2014-2016. Possible payouts for the PRSUs range from zero if actual 2014-2016 iTSR is less than 50% of target performance to 200% if actual 2014-2016 iTSR is at least 158.33% of target. The payout percentage is subject to modification (but not below 0% or above 200%) based on the company’s external TSR relative to the TSR performance of the S&P 500 Healthcare Index over the same period (the “relative TSR modifier”). PRSUs earned based on 2014-2016 performance will vest in 2017.

The committee believes the current plan design is strongly correlated to external TSR. Back testing the iTSR measure has confirmed historically strong correlation between Zimmer’s iTSR and TSR over three- and five-year periods since 2001. The current design also minimizes duplication with the annual incentive plan. iTSR is driven by operating profit growth and free cash flow yield, measures that management can influence to support our long-term business strategies.

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EXECUTIVE COMPENSATION

Actual Performance under the 2012-2014 PRSU Grant. For PRSUs granted in 2012 with a 2012-2014 performance period, our actual performance against the iTSR target, the impact of the relative TSR modifier and the resulting payout percentage were as follows:

2012-2014 PRSUs – Performance and Payout Percentages	Target (%)	Actual(1) (%)	Achievement Percentage / Preliminary Payout Percentage(2) (%)	Relative TSR Modifier(1) (%)	Final Payout Percentage(3) (%)
Three-Year iTSR (2012-2014)	12%	8.8%	73.33%	+11.2%	81.55%

(1)	See Appendix C for the computation of iTSR for 2012-2014, including the impact of the relative TSR modifier.
(2)	8.8% ÷ 12% = 73.33%
(3)	73.33% + (73.33% × 11.2%) = 81.55%

Other Compensation

Employment and change in control severance agreements. We do not have employment agreements with any of our NEOs. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

—	we experience a change in control as defined in the agreement; and

—	the executive’s employment with us is terminated.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

Since 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreement with Dr. Mazur-Hofsaess contains no such provisions.

Severance benefits (unrelated to a change in control).  We maintain a severance plan generally applicable to all U.S.-based full-time employees, including executives. The plan provides compensation to employees in the event of an involuntary termination without cause, based primarily on the employee’s years of service with us. The severance plan does not discriminate in favor of executives. From time to time when deemed appropriate by the committee, we have entered into separately negotiated severance agreements with executives upon their involuntary termination of employment without cause. Whether benefits are payable pursuant to the plan or separate agreement, employees must sign a general release of claims as a condition to receipt of severance benefits and continue to be bound by the terms of their non-competition agreements with us. A former employee who breaches his or her non-competition agreement with us must repay all severance benefits received. In addition, if facts are later discovered that would have warranted an employee’s termination for cause (rather than without cause), the employee must repay to us all severance benefits received.

Retirement and other post-employment benefits.  NEOs based in the U.S. may be eligible to participate in the following plans and programs:

—	our 401(k) savings and investment plan (“SIP”);

—	our defined benefit pension plan (“RIP”);

—	the benefit equalization plan that supplements the SIP (“BEP/SIP”); and

—	the benefit equalization plan that supplements the RIP (“BEP/RIP”).

These plans are available to all eligible employees, but only employees hired before September 2, 2002 may participate in the RIP and the BEP/RIP. We originally established these plans in 2001 to maintain levels of benefits consistent with those of our former parent. We have continued to offer these plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the benefit equalization plans, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. We took the limited availability of the RIP and the BEP/RIP into account when we determined to provide enhanced benefits to affected employees under our SIP. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. These plans are discussed in greater detail in the narrative following the Pension Benefits in 2014 table. For a description of the non-U.S. plans in which Dr. Mazur-Hofsaess and Mr. Ooi participate, see the Pension Benefits in 2014 table and the narrative that follows it.

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EXECUTIVE COMPENSATION

Disability compensation.  NEOs based in the U.S. may participate in the Restated Zimmer, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites.  We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. These include the BEP/SIP, the BEP/RIP and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent. No NEO used our aircraft for non-business purposes during 2014.

In 2014, at the committee’s request, Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. This review revealed that, compared to our compensation peer group and general market practice, our perquisites were minimal and consistent with current market trends of decreased perquisite offerings.

The Committee’s Processes and Analyses

Role of Committee and Input from Management.  The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our NEOs.

When setting compensation for our executives, the committee receives input from management and from Towers Watson.

The committee gives significant consideration to the recommendations of management when setting compensation for our NEOs other than Mr. Dvorak. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are developed initially by our human resources personnel. We consider such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by Mr. Dvorak, who also considers his own assessment of the performance of each executive officer other than himself. Mr. Dvorak, our Senior Vice President, Global Human Resources and our Vice President, Global Compensation, Benefits and HRIS participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.

The committee itself reviews Mr. Dvorak’s performance and determines his compensation without his participation. The committee considers the company’s performance on an operational and financial basis and the committee’s assessment of Mr. Dvorak’s contributions during the year and overall performance. The committee receives input and recommendations with respect to Mr. Dvorak’s compensation from Towers Watson.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

Use of Peer Group Data.  The committee reviews compensation data for a peer group of U.S. headquartered publicly traded companies, including other large medical device manufacturers and companies with whom we compete for business and for executive talent, to assess executive compensation levels, equity usage and incentive plan design and for performance comparisons. The peer group data is one of several inputs the committee considers when making compensation determinations. For 2014, the following companies made up the peer group:

2014 Peer Group

C.R. Bard, Inc.
Becton, Dickinson and Company
Boston Scientific Corporation
CareFusion Corporation
Covidien Ltd.
Hospira, Inc.
Medtronic, Inc.
Quest Diagnostics Incorporated
St. Jude Medical, Inc.
Stryker Corporation
Thermo Fisher Scientific Inc.
Varian Medical Systems

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. In May 2014, the committee reviewed the existing peer group with the assistance of Towers Watson, taking into consideration business focus, market capitalization, revenues and the public availability of compensation and financial performance information, and made no changes in the peer group’s composition. The market capitalizations and revenues of all peer companies fell within a range between approximately one-half to two and one-half times our market capitalization and revenues, with the exception of Medtronic and Thermo Fisher Scientific. The committee continued to include both of these companies in the peer group, despite their larger size, noting, among other things, that both companies consider us to be a peer, compete directly with us for investor capital and talent and have an industry focus similar to ours.

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EXECUTIVE COMPENSATION

Internal Equity Considerations.  The committee believes that the position of CEO has the greatest opportunity to impact our performance and to ensure that our most senior executives exhibit the behavior necessary to meet our business and strategic objectives. Accordingly, the committee has historically set CEO compensation higher than the compensation of the next most highly compensated executive officer.

The ratio between CEO and other NEO compensation, or internal pay equity, is sometimes used as a barometer of the reasonableness of CEO compensation. As part of the market review of 2014 compensation described above, the committee reviewed a comparison of our CEO pay multiple (relative to the next most highly compensated executive officer and relative to the average compensation of the other four NEOs) to the CEO pay multiple of each of the companies in our peer group. This comparison revealed that our CEO pay multiple relative to the next most highly compensated executive officer based on target total direct compensation was 2.6x, which was slightly less than the peer group median of 3.2x. Further, our CEO pay multiple relative to the average compensation of the other four NEOs based on target total direct compensation was 3.4x, which was similar to the peer group median of 3.2x.

Use of Tally Sheets.  The committee annually reviews tally sheets for each of our NEOs. These tally sheets detail the value of each element of the executive’s compensation for the current and four previous years. The tally sheets serve as a concise historical summary of total compensation and benefits. They also reflect the current realizable value of vested equity awards as well as the value of unvested equity awards. The tally sheets assist the committee in understanding the levels of executive compensation that have been, and are being, received by our NEOs. They also assist the committee in analyzing the potential wealth creation of long-term incentive awards and the retentive value of unvested equity awards.

Role of Compensation Consultant.  The committee has engaged Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2014, Towers Watson’s major activities included:

—	reviewing the pay-for-performance alignment of our executive compensation programs;

—	reviewing our annual incentive plan design structure;

—	reviewing our long-term incentive plan design structure;

—	reviewing the composition of the peer group we use to provide comparative market data;
—	reviewing performance measures and targets for the annual and long-term incentive programs;

—	performing a market review of executive officer compensation;

—	reviewing our executive perquisite program;

—	reviewing current issues and trends in executive compensation;

—	assisting with executive compensation disclosures for the annual proxy filing; and

—	updating its assessment of our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on page 43.

For many years, we have used the services of health and welfare benefit plan consultants formerly associated with the firm of Towers Perrin. As a result of the merger of the Watson Wyatt and Towers Perrin consulting firms in 2010, our longstanding health and welfare consultants are now associated with the same firm as the committee’s compensation consultant.

In accordance with SEC rules, the committee considered the following factors to help it determine whether Towers Watson’s work has raised any conflicts of interest:

Other services provided by Towers Watson:  The following table shows the fees that we paid or accrued for consulting services related to executive and director compensation and all other services provided by Towers Watson in 2014. All of the services described in the following fee table were approved by the committee:

Director and Executive Compensation Consulting Fees	$403,000
Health and Welfare Benefit Plan Consulting Fees	1,125,000

Total	$1,528,000

Fees paid to Towers Watson relative to its total revenue:  The total fees we paid to Towers Watson in 2014 ($1.5 million) represented approximately four hundredths of one percent (0.04%) of Towers Watson’s revenue for its 2014 fiscal year ($3.5 billion).

Policies and procedures to prevent conflicts of interest:  Towers Watson has represented to the committee that it has a range of robust policies and protocols in place that are intended to ensure that its advice is fully objective and independent. Among numerous other policies, these include:

—	Neither the lead compensation consultant nor any member of his team (each, a “Towers Watson team member”) participates in any of the other consulting services provided to us by Towers Watson.

—	No Towers Watson team member is compensated or rewarded in any way for the other consulting services provided to us.

In addition, the committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates.

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EXECUTIVE COMPENSATION

Consultant relationships with committee members:  No Towers Watson team member has any business or personal relationship with any member of the committee.

Consultant stock ownership:  No Towers Watson team member directly owns any Zimmer stock.

Consultant relationships with executive officers:  No Towers Watson team member has any business or personal relationship with an executive officer of Zimmer. Further, aside from the company’s business relationship, no company executive officer has a business or personal relationship with the firm Towers Watson.

Based on its review of these factors, the committee concluded that the work of Towers Watson did not raise any conflicts of interest.

The committee has adopted a policy under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates. Pursuant to the policy, the Towers Watson fee budget for all services to be provided during the following fiscal year is presented to the committee for review and approval at its December meeting. Having this authority permits the committee to make real time assessments of the magnitude of fees being charged by Towers Watson for other work and, to the extent those fees could give rise to a potential conflict of interest, to disapprove that work. The following additional protocols govern all of Towers Watson’s engagements with us:

—	To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee.

—

With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits and HRIS, who will arrange to obtain approval.

—	The committee has delegated to its Chairman the authority to pre-approve services to be provided by Towers Watson, provided that such services do not exceed an aggregate of $100,000 annually.

—	Any approvals given by the Chairman using this delegation of authority are to be reported to the full committee at its next meeting.

—	Annually, the committee is to receive a report of the total fees we paid to Towers Watson and its affiliates for executive or director compensation services and all other services.

Governance Features of Our Executive Compensation Program

Equity Incentive Grant Practices.  The committee approves equity-based awards to NEOs at approximately the same time each year. For 2014, the committee established a mid-March grant date for annual equity grants to all eligible employees. The committee established this date in early March. The mid-March grant date timing is driven by these considerations:

—

It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

—	It follows the annual earnings release and the filing of our Annual Report on Form 10-K.

—	The annual operating plan is available at that time and is considered by the committee when setting targets for performance measures.

The committee approves target grant values for stock options and PRSUs prior to the grant date. On the grant date, those values are converted to a number of options and PRSUs based on:

—	the average of the high and the low selling prices of our common stock on the grant date; and

—	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

The committee typically delegates authority to Mr. Dvorak to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He is not authorized to grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by Mr. Dvorak during 2014 was limited to 225,000. He subsequently reports any such grants he makes to the committee. Grants to new hires and other off-cycle grants are effective on the first trading day of the month following the later of Mr. Dvorak’s approval of the grant or the new hire’s start date.

Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement, reaching age 60, death or involuntary termination without cause if the employee executes a general release of claims. In the case of retired or deceased employees, the options remain exercisable for the original option term. If the employee’s employment ends for a reason other than retirement or death as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year. Pursuant to these provisions, because Mr. Ooi is over age 60, the stock options granted to him in 2014 became fully vested on March 17, 2015 because he had remained employed by us for one year following the grant date.

Executive Stock Ownership Guidelines.  The NEOs must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require Mr. Dvorak to own shares or

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EXECUTIVE COMPENSATION

units with a value equal to at least five times his base salary and the other NEOs to own shares or units with a value equal to at least three times their base salaries. All shares and units owned by the executive count toward these guidelines, including shares owned indirectly, shares held in our employee stock purchase plan, as well as restricted shares, RSUs and PRSUs (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. Executives subject to the guidelines may not sell shares acquired through option exercises or vesting of restricted stock, RSUs or PRSUs (other than to cover any required tax withholding obligation) until the minimum ownership requirements have been satisfied. All NEOs are in compliance with the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines.

Executive Compensation Recoupment Policy.  In February 2011, the Board adopted an executive compensation recoupment policy. This policy applies to the following:

—	cash incentive compensation paid under the EPIP; and

—	equity incentive awards granted to executive officers.

In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under federal securities laws, the Board will review the facts and circumstances that led to the requirement for the restatement and take any actions it deems appropriate with respect to incentive-based compensation. The Board will consider whether an executive officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: seeking recovery of incentive-based compensation received by an executive officer during the three-year period preceding the date we are required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement; imposing disciplinary actions; and pursuing any other remedies. In addition, the committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of guidance to be issued by the SEC.

Prohibition on Hedging and Pledging.  Our Stock Trading Policy prohibits directors and executive officers from holding company stock in a margin account or otherwise pledging company stock as collateral for a loan. The policy also prohibits directors and executive officers from entering into hedging, monetization or similar transactions involving the company’s stock that are intended to realize the value of, or limit the risks and rewards of owning, company stock.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our NEOs. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2014, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.

The EPIP and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors consists of the five directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and this proxy statement.

Compensation and Management Development Committee

Arthur J. Higgins, Chair

Betsy J. Bernard

Paul M. Bisaro

Michael J. Farrell

Cecil B. Pickett, Ph.D.

COMPENSATION RISK ASSESSMENT

At the request of the Compensation and Management Development Committee, in 2010 Towers Watson completed a broad assessment of the risks associated with the compensation plans and programs in which our senior executives participate, and has updated its assessment each year thereafter. The components of our senior executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our senior executive compensation program. In updating its assessment, Towers Watson examines the changes in our risk profile during the relevant year for our executive compensation policies and practices. For 2014, consistent with the prior years, Towers Watson found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

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EXECUTIVE COMPENSATION

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
David C. Dvorak	2014	934,919	2,999,891	2,999,957	1,082,169	1,460,054	44,884	9,521,874
President and CEO	2013	904,023	2,850,024	2,849,992	930,240	111,975	43,494	7,689,748
	2012	883,114	2,850,098	2,850,038	869,371	1,143,665	43,050	8,639,336
James T. Crines	2014	539,869	1,100,008	1,100,030	399,935	892,957	27,661	4,060,460
Executive Vice President,	2013	525,727	1,049,950	1,050,010	349,756	82,168	27,025	3,084,636
Finance and CFO	2012	513,580	1,025,103	1,024,965	333,794	805,294	26,929	3,729,665
Katarzyna Mazur-Hofsaess(6)	2014	597,292	587,401	587,461	603,414	382,725	25,570	2,783,863
President, EMEA	2013	578,999	574,883	574,984	316,114	125,721	29,923	2,200,624
Stephen H.L. Ooi(7)	2014	556,069	599,788	600,037	434,352	—	96,452	2,286,698
President, APAC	2013	537,920	574,883	574,984	444,139	—	105,135	2,237,061
Chad F. Phipps(8)	2014	426,004	575,015	574,998	276,136	—	35,913	1,888,066
Senior VP, General
Counsel & Secretary

(1)

Represents the grant date fair value of stock awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of the awards, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2014, December 31, 2013 and December 31, 2012. The stock awards consist of PRSUs. We do not pay or accrue dividends or dividend equivalents on PRSUs. PRSU amounts represent the value at the grant date based upon the probable outcome of the performance conditions. The following table presents the grant date fair value of the PRSUs included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2014 PRSU Awards		2013 PRSU Awards		2012 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
David C. Dvorak	2,999,897	5,999,782	2,850,024	5,700,048	2,850,098	5,699,863
James T. Crines	1,100,008	2,200,015	1,049,950	2,099,899	1,025,103	2,049,872
Katarzyna Mazur-Hofsaess	587,401	1,174,802	574,883	1,150,141	—	—
Stephen H.L. Ooi	599,788	1,199,575	574,883	1,150,141	—	—
Chad F. Phipps	575,015	1,150,030	—	—	—	—

(2)

Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2014, December 31, 2013 and December 31, 2012.

(3)	Amounts reported consist solely of awards made under the EPIP. We provide more information regarding the EPIP above under “COMPENSATION DISCUSSION AND ANALYSIS – Annual Cash Incentives.”

(4)

Amounts reported represent the change in actuarial present value of the NEO’s accumulated benefit under the plans indicated below, as applicable, from December 31, 2013 to December 31, 2014, from December 31, 2012 to December 31, 2013, and from December 31, 2011 to December 31, 2012, respectively. The accumulated benefit is the benefit to which the NEO would be entitled had he or she terminated employment as of December 31 of such year and elected to commence his or her benefit at the earliest age at which the NEO would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the NEO lived. We do not offer defined benefit pension plans for employees in Singapore, including Mr. Ooi. Mr. Phipps is not eligible to participate in our defined benefit pension plans for U.S. employees.

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EXECUTIVE COMPENSATION

Name	2014 ($)	2013 ($)	2012 ($)
David C. Dvorak
RIP(a)	196,053	11,401	120,242
BEP/RIP(a)	1,264,001	100,574	1,023,423

Total	1,460,054	111,975	1,143,665
James T. Crines
RIP(a)	247,399	29,609	152,526
BEP/RIP(a)	645,558	52,559	652,768

Total	892,957	82,168	805,294
Katarzyna Mazur-Hofsaess
SVE(b)	40,171	12,216	__
JJS(b)	342,554	113,505	__

Total	382,725	125,721	—
Stephen H.L. Ooi	—	—	—
Chad F. Phipps	—	—	—

(a)

RIP refers to our defined benefit pension plan, the Retirement Income Plan. BEP/RIP refers to the benefit equalization plan that supplements the RIP. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the RIP, the assumed interest rates for 2014, 2013 and 2012 are 4.10%, 4.98% and 4.32%, respectively. The mortality assumption for 2014 is based on the RP-2000 Generational Mortality Table with Scale BB. The mortality assumption for 2013 is based on the 2014 PPA Mortality Table. The mortality assumption for 2012 is based on the 2013 PPA Mortality Table. With respect to the BEP/RIP, the assumed interest rates are 1.48% for the first 5 years, 3.77% for the next 15 years and 4.79% for years above 20 and the mortality assumption is based on the 2015 Internal Revenue Service (“IRS”) mortality table.

(b)

SVE and JJS refer to our defined benefit cash balance type pension plans generally available to all employees in Switzerland. The SVE provides benefits based on compensation up to $160,741 for 2014 and up to $156,244 for 2013, and the JJS provides benefits based on compensation in excess of $160,741 up to $927,428 for 2014 and in excess of $157,467 up to $908,539 for 2013. The assumed interest rates for 2014 and 2013 are 1.17% and 2.30%, respectively. The mortality assumption for both years is based on the BVG 2010 Mortality Table. The reported amounts are based upon the portion of the accumulated benefits attributable to company contributions.

(5)	Amounts reported for 2014 include the following:

	Mr. Dvorak	Mr. Crines	Dr. Mazur-Hofsaess	Mr. Ooi	Mr. Phipps
Company contributions to the SIP, our 401(k) savings plan	11,700	11,700	—	—	20,700
Company contributions to the BEP/SIP, a benefit equalization plan that supplements the SIP	30,371	12,594	—	—	13,157
Automobile allowance	—	—	—	66,368	—
Incremental cost of company-provided automobile (lease payments, fuel, maintenance, insurance)	—	—	25,570	—	—
Return of voluntary company contributions to the Central Provident Fund (“CPF”), a compulsory comprehensive social security savings plan for residents of Singapore, and CPF allowance	—	—	—	30,084	—
Disability insurance premiums	2,813	3,367	—	—	2,056

(6)

Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rates for 2014 and 2013 of 1 CHF = 1.09625 USD and 1 CHF = 1.078513, respectively. She was not an NEO in 2012.

(7)

Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rates for 2014 and 2013 of 1 SGD = 0.790095 USD and 1 SGD = 0.799911, respectively. He was not an NEO in 2012.

(8)	Mr. Phipps was not an NEO in 2013 or 2012.

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EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2014

		Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)		(l)
David C. Dvorak	—	—	584,325	1,168,649	2,337,298	—	—	—	—	—	—	—
	03/17/14	03/06/14	—	—	—	15,743	31,485	62,970	—	—	—	2,999,891
	03/17/14	03/06/14	—	—	—	—	—	—	132,390	94.34	94.31	2,999,957
James T. Crines	—	—	215,948	431,895	863,790	—	—	—	—	—	—	—
	03/17/14	03/06/14	—	—	—	5,773	11,545	23,090	—	—	—	1,100,008
	03/17/14	03/06/14	—	—	—	—	—	—	48,545	94.34	94.31	1,100,030
Katarzyna Mazur- Hofsaess(3)	—	—	233,984	447,969	895,938	—	—	—	—	—	—	—
	03/17/14	03/06/14	—	—	—	3,083	6,165	12,330	—	—	—	587,401
	03/17/14	03/06/14	—	—	—	—	—	—	25,925	94.34	94.31	587,461
Stephen H.L. Ooi(4)	—	—	208,526	417,052	834,104	—	—	—	—	—	—	—
	03/17/14	03/06/14	—	—	—	3,148	6,295	12,590	—	—	—	599,788
	03/17/14	03/06/14	—	—	—	—	—	—	26,480	94.34	94.31	600,037
Chad F. Phipps	—	—	149,101	298,203	596,406	—	—	—	—	—	—	—
	03/17/14	03/06/14	—	—	—	3,018	6,035	12,070	—	—	—	575,015
	03/17/14	03/06/14	—	—	—	—	—	—	25,375	94.34	94.31	574,998

(1)

The committee set the exercise price of stock options at fair market value on the date of grant. The 2009 Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the United States.

(2)

Amounts represent the grant date fair value of stock and option awards determined in accordance with ASC 718. With respect to equity incentive plan awards, amounts represent the value at the grant date of PRSUs based upon the probable outcome of the performance conditions. For a discussion of the assumptions made in the valuation of our equity awards, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Dr. Mazur-Hofsaess’ compensation is paid in Swiss Francs and has been converted to U.S. Dollars using the average exchange rate for 2014 of 1 CHF = 1.09625 USD.

(4)	Mr. Ooi’s compensation is paid in Singapore Dollars and has been converted to U.S. Dollars using the average exchange rate for 2014 of 1 SGD = 0.790095 USD.

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in columns (c) through (e) were granted under the EPIP and represent the EPIP incentive opportunity for 2014. Amounts actually earned for 2014 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Material terms of the EPIP awards, including a discussion of the applicable performance measures and target and actual performance for 2014, are described above under “COMPENSATION DISCUSSION AND ANALYSIS – Annual Cash Incentives.”

Equity Incentive Plan Awards. The equity incentive plan awards reflected in columns (f) through (h) were granted under the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) and represent PRSUs. The grant date fair value of these PRSUs was $95.28 per unit. Material terms of the PRSUs, including a discussion of the applicable performance measure and target performance for the three-year performance period ending December 31, 2016, are described above under “COMPENSATION DISCUSSION AND ANALYSIS – Equity-Based Incentives.” We do not pay or accrue dividends or dividend equivalents on PRSUs.

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EXECUTIVE COMPENSATION

Option Awards. The option awards reflected in column (j) were granted under the 2009 Plan and represent nonqualified stock options. The grant date fair value of these awards was $22.66 per share underlying the options, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on continued employment through the applicable vesting date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company. Other material terms of our option awards are described above under “COMPENSATION DISCUSSION AND ANALYSIS – Equity-Based Incentives” and “COMPENSATION DISCUSSION AND ANALYSIS – Governance Features of our Executive Compensation Program – Equity Incentive Grant Practices.”

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
David C. Dvorak	03/17/2014	—	132,390	94.34	03/17/2024
	03/18/2013	43,445	130,335	73.15	03/18/2023
	03/19/2012	92,115	92,115	64.13	03/19/2022
	03/16/2011	122,884	40,961	60.01	03/16/2021
	03/16/2010	188,000	—	58.02	03/16/2020
	02/17/2009	222,700	—	39.94	02/17/2019
	02/19/2008	200,000	—	76.33	02/19/2018
	05/01/2007	100,000	—	88.76	05/01/2017
	02/06/2007	52,500	—	83.68	02/06/2017
	01/18/2006	55,000	—	71.06	01/18/2016
	03/17/2014							31,485	3,571,029
	03/18/2013							37,975	4,307,125
	03/19/2012					34,881	3,956,203
	03/16/2011					18,722	2,123,449
James T. Crines	03/17/2014	—	48,545	94.34	03/17/2024
	03/18/2013	16,007	48,018	73.15	03/18/2023
	03/19/2012	33,128	33,127	64.13	03/19/2022
	03/16/2011	44,033	14,677	60.01	03/16/2021
	03/16/2010	67,900	—	58.02	03/16/2020
	02/17/2009	77,900	—	39.94	02/17/2019
	02/12/2008	71,250	—	78.53	02/12/2018
	05/01/2007	25,000	—	88.76	05/01/2017
	02/06/2007	37,500	—	83.68	02/06/2017
	01/18/2006	51,000	—	71.06	01/18/2016
	03/17/2014							11,545	1,309,434
	03/18/2013							13,990	1,586,746
	03/19/2012					12,544	1,422,740
	03/16/2011					6,708	760,821

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EXECUTIVE COMPENSATION

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Katarzyna Mazur-Hofsaess	03/17/2014	—	25,925	94.34	03/17/2024
	03/18/2013	—	26,295	73.15	03/18/2023
	03/19/2012	—	11,312	64.13	03/19/2022
	03/16/2011	—	2,390	60.01	03/16/2021
	03/17/2014							6,165	699,234
	03/18/2013							7,663	869,137
	03/19/2012					4,285	486,005
	03/16/2011					1,092	123,855
Stephen H.L. Ooi	03/17/2014	—	26,480	94.34	03/17/2024
	03/18/2013	35,060	—	73.15	03/18/2023
	03/19/2012	37,170	—	64.13	03/19/2022
	03/16/2011	32,770	—	60.01	03/16/2021
	03/16/2010	35,800	—	58.02	03/16/2020
	02/17/2009	40,900	—	39.94	02/17/2019
	02/12/2008	37,500	—	78.53	02/12/2018
	02/06/2007	37,500	—	83.68	02/06/2017
	01/18/2006	38,500	—	71.06	01/18/2016
	03/17/2014							6,295	713,979
	03/18/2013							7,663	869,137
	03/19/2012					7,038	798,250
	03/16/2011					3,744	424,644
Chad F. Phipps	03/17/2014	—	25,375	94.34	03/17/2024
	03/18/2013	8,384	25,151	73.15	03/18/2023
	03/19/2012	17,050	17,050	64.13	03/19/2022
	03/16/2011	22,530	7,510	60.01	03/16/2021
	03/16/2010	32,800	—	58.02	03/16/2020
	02/17/2009	30,100	—	39.94	02/17/2019
	02/12/2008	27,000	—	78.53	02/12/2018
	05/09/2007	6,200	—	90.61	05/09/2017
	02/06/2007	10,500	—	83.68	02/06/2017
	03/17/2014							6,035	684,490
	03/18/2013							7,328	831,142
	03/19/2012					6,457	732,353
	03/16/2011					3,432	389,257

(1)

Stock options become exercisable 25% per year beginning on the first anniversary of the grant date. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company. Because Mr. Ooi has reached age 60, stock options granted to him become fully vested on the first anniversary of the grant date.

(2)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

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EXECUTIVE COMPENSATION

(3)	PRSUs vest in accordance with the schedule set forth below.

Grant Date	Type of Award	Vesting
03/17/2014	PRSUs	100% on the third anniversary, contingent upon 2014-2016 performance
03/18/2013	PRSUs	100% on the third anniversary, contingent upon 2013-2015 performance
03/19/2012	PRSUs	100% on the third anniversary, contingent upon 2012-2014 performance
03/16/2011	PRSUs	33 1/3% per year beginning on the second anniversary, contingent upon 2011 performance

(4)

Market value is calculated by multiplying the number of shares in column (g) or (i), as applicable, by $113.42, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
David C. Dvorak	58,241	2,059,692	39,952	3,761,481
James T. Crines	40,768	862,090	14,360	1,351,994
Katarzyna Mazur-Hofsaess	24,968	1,101,806	1,642	154,424
Stephen H.L. Ooi	40,768	931,345	7,773	731,828
Chad F. Phipps	12,000	549,595	7,123	670,630

(1)

Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

PENSION BENEFITS IN 2014

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)
(a)	(b)	(c)	(d)
David C. Dvorak	RIP	13.135	657,103
	BEP/RIP	13.135	4,585,297
James T. Crines	RIP	19.387	914,592
	BEP/RIP	19.387	3,091,142
Katarzyna Mazur-Hofsaess(3)	SVE	4.877	104,335
	JJS	4.877	858,747
Stephen H.L. Ooi(4)	N/A	—	—
Chad F. Phipps(5)	N/A	—	—

(1)

The full name of the plan referred to as the RIP is the Zimmer Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the BEP/RIP is the Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan. The full name of the plan referred to as SVE is the Sulzer Vorsorgeeinrichtung. The full name of the plan referred to as JJS is the Johann Jakob Sulzer Stiftung.

(2)

The accumulated benefit is the benefit to which the NEO would be entitled had he terminated employment on December 31, 2014 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as he lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2014. With respect to the RIP, the assumed interest rate is 4.10% and the mortality assumption is based on the RP-2000 Generational Mortality Table with Scale BB. With respect to the BEP/RIP, the assumed interest rates are 1.48% for the first 5 years, 3.77% for the next 15 years and 4.79% for years above 20 and the mortality assumption is based on the 2015 IRS mortality table.

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EXECUTIVE COMPENSATION

(3)

The accumulated benefit is the benefit to which Dr. Mazur-Hofsaess would be entitled had she terminated employment on December 31, 2014 and elected to commence her benefit at the earliest age at which she would receive an unreduced benefit, assuming she had met the eligibility conditions, payable as a monthly benefit for as long as she lived, with 60% of her benefit continuing to her surviving spouse following her death. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2014. The assumed interest rate is 1.17% and the mortality assumption is based on the BVG 2010 Mortality Table. The reported amounts represent the portion of the accumulated benefits attributable to company contributions.

(4)	We do not offer defined benefit pension plans for employees in Singapore, including Mr. Ooi.

(5)	Mr. Phipps is not eligible to participate in our defined benefit pension plans for U.S. employees.

Narrative Discussion

The following narrative describes the retirement plans our NEOs participated in during 2014.

Retirement Income Plan. The RIP covers all non-union U.S. employees who had become participants prior to September 2, 2002. Messrs. Dvorak and Crines are the only NEOs who were active participants in the RIP at December 31, 2014. We pay the entire cost of the RIP. Participants cannot make contributions to the RIP.

Benefits under the RIP are determined based upon the following factors:

—	Final average compensation which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the participant’s date of termination.

—	Pension compensation is equal to the participant’s annualized base salary plus regular incentive award payments received during the year.

—	Pension compensation is limited to $260,000 for 2014. This limit increases annually by inflation.

—	Years of service include service earned while an employee of our former parent company. Service is capped at 40 years.
—	Estimated Social Security benefit payable at age 65.

—	Value of retirement benefits that will be paid from our former parent company’s retirement plan.

The retirement benefit payable at age 65 equals (1) 2% times final average compensation times years of service less (2) estimated Social Security benefit divided by 70 times years of service less (3) value of retirement benefits payable to the participant from the former parent company’s retirement plan.

Years of service in column (c) of the above table excluding service with the former parent would be 13.135 years for Mr. Dvorak and 13.0 years for Mr. Crines.

A participant may commence his retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the participant will likely receive the benefit for more years than if he had waited until age 65 to commence the benefit. The reduction in the benefit depends upon the number of years of service the participant has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement Age	5 or More Years of Service But Less Than 10	10 or More Years of Service
65	0%	0%
64	10%	0%
63	18%	0%
62	26%	0%
61	32%	0%
60	38%	0%
59	44%	4%
58	49%	8%
57	53%	12%
56	57%	16%
55	60%	20%

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EXECUTIVE COMPENSATION

A participant may elect between a number of optional forms of annuity payments and, if he retires from active employment, a lump sum distribution of the value of his age 65 benefit. In lieu of the full annuity options, the participant may elect a partial annuity option for the portion of his benefit accrued after December 31, 2002, plus a lump sum distribution of the value of his benefit accrued as of December 31, 2002 (“2002 lump sum”). All full and partial annuity/2002 lump sum optional forms of payment are approximately equal to each other in value.

The RIP is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.

Benefit Equalization Plan of the Retirement Income Plan. The BEP/RIP supplements the RIP. Like the RIP, the BEP/RIP is available only to non-union U.S. employees hired before September 2, 2002. The plan generally uses the same benefit formula as the RIP described above with the following exceptions:

—	Limitation on compensation is ignored.

—	40 year service limitation is ignored.

—	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.

—	A participant will receive a lump sum payment of his entire benefit. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.

The participant’s benefit from the BEP/RIP is reduced by the benefit payable from the RIP. The primary purpose of the BEP/RIP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.

The BEP/RIP is a “non-qualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.

The committee has granted additional years of service in excess of a participant’s actual years of service only twice. None of the NEOs has been granted additional service credit. We do not expect the committee to grant any additional service credit in the future.

U.S. Executives Eligible for Early Retirement. As of December 31, 2014, Mr. Crines had met the conditions for early retirement with respect to the RIP and the BEP/RIP, as he had reached age 55 and had more than 10 years of service.

Non-U.S. Pension Plans. We maintain a number of pension plans for our employees whose principal place of employment is outside the United States. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. Dr. Mazur-Hofsaess participates in two cash balance defined benefit pension plans generally available to all employees in Switzerland, known as the SVE and the JJS. We contribute a percentage of Dr. Mazur-Hofsaess’ pay, which varies by plan, into each of the SVE and the JJS. At the time of her retirement, Dr. Mazur-Hofsaess may elect to receive her account balances in a lump sum payment, partial or full, or in an annuity payment up to a maximum limit, with any residual account balance paid as a lump sum. If Dr. Mazur-Hofsaess terminates employment prior to becoming eligible for retirement benefits, she will receive her account balances in a lump sum payment. As a resident of Singapore, Mr. Ooi will receive his pension benefit from the Central Provident Fund (CPF), a compulsory comprehensive social security savings plan for residents of Singapore provided by that country’s government. We contribute a percentage of Mr. Ooi’s pay into the CPF as required by Singapore law. We also contribute an additional voluntary contribution to the CPF. The portion of the additional voluntary contribution that exceeds the allowable limitation is returned to Mr. Ooi. We do not offer a company-sponsored retirement plan for employees in Singapore.

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EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION IN 2014

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Balance at Last FYE(4) ($)
(a)	(b)	(c)	(d)	(f)
David C. Dvorak	984,966	30,371	1,521,728	13,582,523
James T. Crines	27,987	12,594	3,164	304,090
Katarzyna Mazur-Hofsaess	—	—	—	—
Stephen H.L. Ooi	—	—	—	—
Chad F. Phipps	9,960	13,157	16,234	212,467

(1)	Amounts shown in this column are or were previously reported in the Summary Compensation Table, as follows:

	Amount Reported as Salary in the Summary Compensation Table of this Proxy Statement ($)	Amount Reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table of 2014 Proxy Statement ($)
Mr. Dvorak	101,238	883,728
Mr. Crines	27,987	—
Dr. Mazur-Hofsaess	—	—
Mr. Ooi	—	—
Mr. Phipps	9,960	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in the Summary Compensation Table of this and prior Proxy Statements ($)
Mr. Dvorak	7,968,021
Mr. Crines	279,895
Dr. Mazur-Hofsaess	—
Mr. Ooi	—
Mr. Phipps	23,117

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EXECUTIVE COMPENSATION

Narrative Discussion

The following is a description of the two plans that allowed NEOs to defer 2014 compensation.

Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program. The BEP/SIP is a non-qualified plan that supplements the SIP. It provides an opportunity for eligible executives to make pre-tax deferrals once their base pay reaches the maximum compensation limit for tax-qualified plans. A participant may elect to defer under this plan, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit, which was $260,000 for 2014. A participant’s pre-tax savings contribution percentage under this plan will be equal to his total pre-tax and after-tax savings percentage under the SIP as of the beginning of a year and may not be changed during the year. Participants must elect to defer compensation under the BEP/SIP by December 31 of the year preceding the year in which the compensation will be earned. Deferral elections remain in effect for future years unless a participant elects, as of the beginning of a subsequent year, to suspend his deferral election. Participants may also receive company contributions under this plan that they would otherwise forego under the SIP because of U.S. tax law limitations.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are the same as those offered under the SIP. During 2014, the investment alternatives included approximately two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2014, the rates of return of the various investment alternatives available under the plan ranged from (5.63%) to 14.57%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his SIP account before making a withdrawal from this plan. If a participant makes a withdrawal from this plan, his contributions to the plan will be suspended for the remainder of the year.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

Executive Performance Incentive Plan. The EPIP allows executives based in the United States to elect to defer, on a pre-tax basis, from 25% to 95% of their annual incentive award. To be effective, a participant must make the election by December 31 of the year preceding the year in which the annual incentive award is earned.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts, including an equity index fund and a bond index fund. Participants may change the investment direction of their existing account balances as of January 1 of any year. During 2014, the rates of return of the various investment alternatives available under the plan ranged from 4.72% to 21.71%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan, we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.

Unless a participant elected otherwise, his account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the beginning of each year, to defer receipt of the portion of his account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary.

Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself in a manner which the committee determines is contrary to our best interests.

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of his or her termination of employment. The table shows the potential compensation payable to each NEO, as applicable, upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2014. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
David C. Dvorak
Severance – Salary(1)	1,888,200	—	—	—	—	—	—
Severance – EPIP Award(2)	2,360,250	—	—	—	—	—	—
2014 EPIP Award(3)	1,180,125	—	—	1,082,169	1,082,169	—	1,082,169
Stock Options (accelerated)(4)	14,502,667	—	—	11,976,666	—	—	11,976,666
RSUs (accelerated)(5)	13,957,805	—	—	10,386,777	—	—	1,592,589
RIP(6)	485,533	485,533	485,533	307,966	485,533	485,533	485,533
Nonqual. Pension & Def. Comp.
BEP/RIP(7)	3,930,677	2,859,224	2,859,224	2,180,892	2,859,224	2,859,224	2,859,224
BEP/SIP(8)	1,783,869	1,783,869	1,783,869	1,783,869	1,783,869	1,783,869	1,783,869
EPIP(9)	11,798,654	11,798,654	11,798,654	11,798,654	11,798,654	11,798,654	11,798,654
Health and Welfare(10)	74,792	—	—	—	—	—	—
Disability(11)	—	—	—	—	7,352,956	—	—
Outplacement(12)	25,000	—	—	—	—	—	—
Gross-up(13)	7,048,770	—	—	—	—	—	—
James T. Crines
Severance – Salary(1)	1,087,600	—	—	—	—	—	—
Severance – EPIP Award(2)	870,080	—	—	—	—	—	—
2014 EPIP Award(3)	435,040	399,935	399,935	399,935	399,935	—	399,935
Stock Options (accelerated)(4)	5,276,652	4,350,413	4,350,413	4,350,413	4,350,413	—	4,350,413
RSUs (accelerated)(5)	5,079,742	3,770,308	3,770,308	3,770,308	3,770,308	—	3,770,308
RIP(6)	1,099,438	1,099,438	1,099,438	571,061	1,099,438	1,099,438	1,099,438
Nonqual. Pension & Def. Comp.
BEP/RIP(7)	4,317,667	3,446,378	3,446,378	1,775,751	3,446,378	3,446,378	3,446,378
BEP/SIP(8)	304,090	304,090	304,090	304,090	304,090	304,090	304,090
Health and Welfare(10)	49,861	—	—	—	—	—	—
Disability(11)	—	—	—	—	2,151,314	—	—
Outplacement(12)	25,000	—	—	—	—	—	—
Gross-up(13)	2,855,107	—	—	—	—	—	—

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EXECUTIVE COMPENSATION

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Katarzyna Mazur-Hofsaess
Severance – Salary(1)	1,197,544	—	—	—	—	—	—
Severance – EPIP Award(2)	898,158	—	—	—	—	—	—
2014 EPIP Award(3)	449,079	—	—	603,414	603,414	—	603,414
Stock Options (accelerated)(4)	2,238,767	—	—	1,744,118	—	—	1,744,118
RSUs (accelerated)(5)	2,178,231	—	—	1,478,997	—	—	92,883
Swiss Pension Plans(14)
SVE	74,936	74,936	104,335	—	—	74,936	74,936
JJS	616,781	616,781	858,747	—	—	616,781	616,781
Health and Welfare(10)	12,785	—	—	—	—	—	—
Disability(11)	—	—	—	—	—	—	—
Outplacement(12)	25,000	—	—	—	—	—	—
Stephen H.L. Ooi
Severance – Salary(1)	1,124,779	—	—	—	—	—	—
Severance – EPIP Award(2)	843,584	—	—	—	—	—	—
2014 EPIP Award(3)	421,792	434,352	434,352	434,352	434,352	—	434,352
Stock Options (accelerated)(4)	505,238	—	—	—	—	—	—
RSUs (accelerated)(5)	2,806,011	2,092,032	2,092,032	2,092,032	2,092,032	—	2,092,032
Health and Welfare(10)	149,709	—	—	—	—	—	—
Disability(11)	—	—	—	—	—	—	—
Outplacement(12)	25,000	—	—	—	—	—	—
Chad F. Phipps
Severance – Salary(1)	858,200	—	—	—	—	—	—
Severance – EPIP Award(2)	600,740	—	—	—	—	—	—
2014 EPIP Award(3)	300,370	—	—	276,136	276,136	—	276,136
Stock Options (accelerated)(4)	2,738,489	—	—	2,254,334	—	—	2,254,334
RSUs (accelerated)(5)	2,637,242	—	—	1,952,752	—	—	216,734
Nonqual. Pension & Def. Comp.
BEP/SIP(8)	212,467	212,467	212,467	212,467	212,467	212,467	212,467
Health and Welfare(10)	41,516	—	—	—	—	—	—
Disability(11)	—	—	—	—	1,829,055	—	—
Outplacement(12)	25,000	—	—	—	—	—	—
Gross-up(13)	1,683,480	—	—	—	—	—	—

(1)

Amount shown in “Change in Control” column represents two times the NEO’s base salary in effect as of December 31, 2014. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the NEOs. In the case of Messrs. Dvorak, Crines and Phipps, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Dr. Mazur-Hofsaess, Swiss law requires the payment of compensation and health and welfare benefits for six months for all termination scenarios other than death. Because these government-mandated benefits do not discriminate in favor of executive officers and are available generally to all salaried employees, their values are not included in this table.

(2)	Amount represents two times the NEO’s target incentive award opportunity under the EPIP for 2014.

(3)	Amount represents the actual amount payable to the NEO under the EPIP for 2014 assuming the NEO terminated employment effective December 31, 2014 as a result of the specified termination event.

(4)

Amount represents the value of unvested stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated on the basis of the difference between the exercise price and $113.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2014, multiplied by the number of shares of common stock underlying “in-the-money” options.

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EXECUTIVE COMPENSATION

(5)

Amount represents the value of unvested RSUs held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that would vest by $113.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)

U.S.-based employees hired before September 2, 2002 are generally eligible to participate in the RIP. Messrs. Dvorak and Crines are the only NEOs eligible to participate. The amount for Mr. Dvorak represents the present value of the accumulated benefit commencing at age 65 under the RIP assuming he terminated employment effective December 31, 2014 as a result of the specified termination event. Since Mr. Crines is eligible for subsidized early retirement as of December 31, 2014, the amount represents the present value of his early retirement benefit under the RIP payable on January 1, 2015. The amount shown in the column captioned “Death” represents the benefit payable upon the death of the NEO to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the NEO would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the NEO for life and pays 50% of this amount upon the NEO’s death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the NEO over the life of the surviving spouse.

(7)

U.S.-based executives hired before September 2, 2002 are generally eligible to participate in the BEP/RIP. Messrs. Dvorak and Crines are the only NEOs eligible to participate in the BEP/RIP. The amount for Mr. Dvorak represents the present value of the accumulated benefit commencing at age 65 under the BEP/RIP assuming he terminated employment effective December 31, 2014 as a result of the specified termination event. Since Mr. Crines is eligible for subsidized early retirement as of December 31, 2014, the amount represents the present value of his early retirement benefit under the BEP/RIP payable on July 1, 2015. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” represents the benefit payable upon the death of the NEO to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the NEO would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the NEO for life and pays 50% of this amount upon the NEO’s death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the NEO over the life of the surviving spouse. The amounts were determined using interest rates of 1.48% for the first 5 years, 3.77% for the next 15 years, and 4.79% for years above 20. The mortality table is the 2015 IRS mortality table.

(8)

U.S.-based executives are generally eligible to participate in the BEP/SIP. Amount represents the NEO’s vested account balance in the BEP/SIP as of December 31, 2014. See “NONQUALIFIED DEFERRED COMPENSATION IN 2014 – Narrative Discussion – Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program” for more information about this plan, including available forms of payment.

(9)

Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2014 for Mr. Dvorak. See “NONQUALIFIED DEFERRED COMPENSATION IN 2014 – Narrative Discussion – Executive Performance Incentive Plan” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(10)

Amount represents the estimated cost of health and welfare benefits to be provided to the NEO in the event of a change in control and termination of employment. With respect to Dr. Mazur-Hofsaess, the reported amount also includes estimated automobile-related expenses for the six month statutory notice period under Swiss law. With respect to Mr. Ooi, the reported amount also includes the cost of continuing to provide an automobile allowance and other perquisites for a period of 24 months.

(11)

U.S.-based executives are generally eligible to participate in our Long-Term Disability Income Plan for Highly Compensated Employees. Amount represents the present value of the NEO’s benefit under the plan assuming the NEO became disabled effective December 31, 2014. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commissions, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 4.10% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(12)	Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of a change in control and termination of employment.

(13)	See the narrative that follows this table for a description of excise tax “gross-up” payments to be made in the event of a change in control and termination of employment.

(14)

Amounts shown in the “Retirement” column represent the present value of Dr. Mazur-Hofsaess’ accumulated benefit commencing at age 65. For all other termination scenarios, amounts shown represent the value of the cash balance account as of December 31, 2014. Reported amounts are based upon the portion of the accumulated benefit and cash balance account attributable to company contributions.

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EXECUTIVE COMPENSATION

Change in Control Arrangements

We have entered into change in control severance agreements with each of the NEOs. The agreements provide the NEOs with certain severance benefits following a change in control of us and termination of their employment. The agreements are intended to encourage executives to remain employed with us during a time when their prospects for continued employment following a transaction may be uncertain (since many transactions result in significant organizational changes at the executive level). We choose to provide these agreements to promote a stable executive team and so that executives will remain focused on stockholders’ and customers’ interests during the transition process. To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

We don’t believe NEOs should receive severance benefits merely because a change in control transaction occurs. Therefore, our agreements have a “double trigger.” This means that severance benefits are provided only upon the occurrence of both a change in control of us and either (1) an involuntary termination of employment or (2) a voluntary termination of employment with “good reason” (as defined in the agreement). If both triggers occur, the NEO would be provided with severance benefits that would include a lump sum payment equal to two times the sum of the NEO’s base salary and target incentive award under the EPIP. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the NEO for the current calendar year. If prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason, the NEO would be entitled to a lump-sum severance payment equal to two times the sum of the NEO’s base salary and the amount of the largest aggregate annual bonus paid to the NEO during the three years immediately prior to the year in which the termination occurred. In addition, the NEO would receive a payout of any unpaid incentive compensation allocated or awarded to the NEO for the completed calendar year preceding the date of termination provided that the performance conditions applicable to such incentive compensation are met and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, all outstanding stock options granted to the NEO would become immediately vested and exercisable and all restrictions on restricted stock unit awards would lapse, unless otherwise provided for under a written award agreement. Each U.S.-based NEO would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him under the SIP, as well as the additional benefit to which he would have been entitled had he been fully vested and credited with two additional years of service and age for the purpose of calculating his tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “BEP/RIP.” Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other NEOs would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Given that none of the NEOs has an employment agreement with us, we have concluded that a constructive termination severance trigger is appropriate to prevent potential acquirers from causing the constructive termination of an NEO’s employment to avoid paying any severance benefits at all. Without a constructive termination trigger, following a change in control, an acquirer could materially demote an NEO, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity in order to encourage the NEO to resign voluntarily and thereby avoid paying severance. Thus, our agreements provide certain benefits for NEOs in the event of a voluntary termination for “good reason” (as defined in the agreements).

Under the terms of the agreements we entered into before August 2009, including the agreements with Messrs. Dvorak, Crines and Phipps, in the event that any payments made to an NEO in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the NEO’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. As a resident of Singapore, Mr. Ooi is generally not subject to U.S. tax. We believe any payments to Mr. Ooi would not be subject to the excise tax and, accordingly, no gross-up payment would be made. As discussed above under “COMPENSATION DISCUSSION AND ANALYSIS – Other Compensation – Employment and change in control severance agreements,” since July 2009, all change in control severance agreements that we have entered into with newly hired or promoted executives contain no excise tax gross-up provisions. Accordingly, our agreement with Dr. Mazur-Hofsaess contains no such provisions.

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EXECUTIVE COMPENSATION

Non-Compete Arrangements

We have entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with each of the NEOs.

Agreements with U.S.-Based NEOs. The agreements with U.S.-based NEOs provide that the NEO is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an NEO is unable to obtain employment consistent with the NEO’s training and education solely because of the provisions of this agreement, the NEO will be eligible to receive, subject to the terms of the agreement: (1) payments equal to the NEO’s monthly base pay at the time of termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent the NEO is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement employment is less than the NEO’s monthly base pay at the time of termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.

Agreement with Dr. Mazur-Hofsaess. Our agreement with Dr. Mazur-Hofsaess is similar to our agreements with U.S.-based NEOs except that the specified territory in which she is restricted from competing with us is defined as Switzerland, the European Community member states, the European Free Trade Association member states and any other country for which she possesses knowledge of confidential company information.

Agreement with Mr. Ooi. Our agreement with Mr. Ooi is similar to our agreements with U.S.-based NEOs except that the specified territory in which he is restricted from competing with us is defined as Asia/Australia, Singapore and/or all other countries, territories, or states in which he is responsible for cultivating or maintaining competitive advantages on our behalf.

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EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	9,356,507	(2)	$71.94	(3)	10,946,912	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	222,915	(9)	N/A	(10)	420,327

Total	9,579,422		$71.94		11,367,239

(1)

Consists of the 2009 Plan, the 2006 Stock Incentive Plan (“2006 Plan”), the 2001 Stock Incentive Plan (“2001 Plan”), the TeamShare Stock Option Plan (“TeamShare Plan”), the Director Stock Plan, the Deferred Compensation Plan and the Employee Stock Purchase Plan.

(2)

Includes shares which may be issued pursuant to the following outstanding awards: (a) 35,835 DSUs issued pursuant to the terms of the Director Deferred Compensation Plan, as described in footnote 6 below, and (b) 1,474,859 RSUs issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Director Stock Plan (assuming that outstanding PRSUs are earned at the maximum award level).

(3)

Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)

Assumes that outstanding PRSUs are earned at the maximum award level. No shares remain available for future issuance under the 2001 Plan, the TeamShare Plan or the 2006 Plan. After stockholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the TeamShare Plan and the 2006 Plan were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of (a) 11,682,573 shares, plus (b) 3,700,000 shares approved by stockholders on May 7, 2013, plus (c) the aggregate number of shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two and thirty-seven hundredths (2.37) shares for every one share or unit granted. Between May 4, 2009 and December 31, 2014, an aggregate of 3,594,899 shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.

(5)

The Director Stock Plan provides for the grant of stock options, restricted stock and RSUs. A maximum of 2,000,000 shares may be issued pursuant to awards under the plan. As of December 31, 2014, 1,692,767 shares remained available for future issuance. Of the 2,000,000 total shares that may be issued, not more than 500,000 shares may be issued pursuant to awards of restricted stock and RSUs. As of December 31, 2014, 92,388 full value awards had been granted and not cancelled under the Director Stock Plan, leaving a maximum of 407,612 full value awards that could still be granted under the plan. If stockholders vote to adopt the amended Director Stock Plan at the annual meeting (see Proposal No. 2), (i) the total number of shares that may be issued under the plan will be decreased by 1,200,000 to 800,000 shares; and (ii) of the 800,000 shares, not more than 400,000 could be issued pursuant to awards of restricted stock and RSUs.

(6)

The Deferred Compensation Plan provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares may be issued under the plan. As of December 31, 2014, 138,471 shares remained available for future issuance.

(7)	Includes 2,095,937 shares available for purchase under the Employee Stock Purchase Plan.

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan (the “Sales Representative Plan,”) which is described below.

(9)

This number is the sum of the actual deferred stock units awarded under the Sales Representative Plan as of December 31, 2014 (215,474) and the number of deferred stock units that would have been awarded (7,441) if all outstanding stock option units as of December 31, 2014 (21,850) were converted into deferred stock units as of December 31, 2014.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

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AUDIT

AUDIT

PROPOSAL NO. 5 –

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2015. PwC has served as our independent registered public accounting firm since 2001.

If stockholders do not ratify the selection of PwC, the Audit Committee will consider any information submitted by stockholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interest and the best interest of our stockholders.

Representatives of PwC attended all meetings of the Audit Committee in 2014. We expect that a representative of PwC will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2015.

RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting.

The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting.

The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

See also “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee” above for additional information about the Audit Committee’s functions and composition.

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AUDIT

ACTIVITIES OF THE AUDIT COMMITTEE IN 2014

The committee held 11 meetings during 2014. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, our internal auditor and PwC. At these meetings, the committee:

—	discussed with the internal auditor and with PwC the overall scope and plans for their respective audits;

—	reviewed and discussed with management and PwC the consolidated financial statements;

—

met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting;

—	reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting;

—	reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

—

discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies and processes, as described above under “CORPORATE GOVERNANCE – Board Role in Risk Oversight;”

—

received and reviewed a report prepared by an independent public accounting firm in collaboration with our internal auditor regarding the testing of payments we made to healthcare professionals during 2014; the focus of the testing was to confirm that the payments were made on a basis consistent with identified requirements of our Corporate Compliance Program;

—

discussed with management and the internal auditor the process used to support certifications by the CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the SEC and the processes used to support management’s report on internal control over financial reporting;

—	pre-approved audit and permitted non-audit services in accordance with the policy described in “-Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm” below;

—	discussed with PwC the matters required to be communicated to the committee as described in “-Audit Committee Report” below;

—	discussed the auditor’s independence with PwC and made the conclusions regarding independence described in “-Audit Committee Report” below; and

—	evaluated PwC’s performance.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chairman of the Audit Committee between regular meetings. The Audit Committee Chairman has the delegated authority to pre-approve such services up to a specified fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

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AUDIT

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2014 and 2013. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described above.

	2014	2013
Audit Fees (1)	$ 5,466,000	$ 4,478,000
Audit-Related Fees (2)	37,000	38,000
Tax Fees (3)	1,263,000	254,000
All Other Fees (4)	65,000	81,000

Total Fees	$ 6,830,000	$ 4,851,000

(1)

This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions. For 2014, this category includes audit fees related to our pending combination with Biomet.

(2)	This category consists of assurance and related services provided by

PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include attest services related to non-statutory financial reporting outside the U.S., employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning. For 2014, this category includes tax fees related to our pending combination with Biomet.

(4)	This category consists primarily of non-financial engagements, including engagements related to compliance activities.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2014, and PwC’s evaluation of the company’s internal control over financial reporting. The committee has discussed with PwC the matters that are required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. PwC has provided the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the committee has discussed with PwC that firm’s independence. The committee has concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities as described in this proxy statement and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2014 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. This report is provided by the following independent directors who comprise the committee:

Audit Committee

Robert A. Hagemann, Chairman

Christopher B. Begley

Gail K. Boudreaux

Larry C. Glasscock

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

ANNUAL REPORT AND FORM 10-K

Our 2014 Annual Report, containing our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2014, accompanies this proxy statement but is not a part of our soliciting materials.

Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to:

Zimmer Holdings, Inc., Investor Relations, 345 East Main Street, Warsaw, Indiana 46580. Our Form 10-K is also available online at our website, www.zimmer.com. A list of exhibits is included in the Form 10-K and exhibits are available from us upon payment to us of the cost of furnishing them.

INCORPORATION BY REFERENCE

The statements in this proxy statement under the captions “AUDIT – Audit Committee Report” and “EXECUTIVE COMPENSATION – Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmer.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

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Appendix A

ZIMMER HOLDINGS, INC.

AMENDED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(As Proposed to Be Amended May ~~4, 2009~~ 5, 2015)

1. Purpose.

The purpose of the Zimmer Holdings, Inc. Amended Stock Plan for Non-Employee Directors (the “Plan”) is to secure for Zimmer Holdings, Inc. (the “Company”) and its stockholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Board of Directors of the Company (the “Board”) who are Eligible Directors as defined in the Plan.

2. Administration.

The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options (“Options”), restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) made under the Plan (Options, Restricted Stock and Restricted Stock Units, in the aggregate, to be “Awards”). The Board shall, subject to the provisions of the Plan, grant Awards under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

The Committee shall maintain appropriate records of awards granted and vested prior to January 1, 2005, that may provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), together with any earnings or losses attributable thereto. Such awards shall be governed by the terms of the Plan as in effect on October 3, 2004.

3. Amount of Stock; Individual Limitation.

The stock which may be issued and sold under the Plan will be the common stock (par value $.01 per share) of the Company (“Common Stock”), of a total number not exceeding ~~2,000~~800,000 shares, subject to adjustment as provided in Section 7 below. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries. In the event that Awards granted under the Plan terminate or expire (without being exercised, in the case of Options) or are cancelled, forfeited, exchanged or surrendered, new Awards may be granted covering the shares not issued under such lapsed Awards. No more than ~~25~~50% of the Awards will be in the form of Restricted Stock or Restricted Stock Units.

No individual participant may be granted, in any single calendar year during the term of the Plan, Awards with an aggregate grant date fair value in excess of $300,000.

4. Eligible Directors.

The members of the Board who are eligible to participate in the Plan (“Eligible Directors”) are persons who serve as directors of the Company on or after the effective date of the Plan and:

(a) who are not current or former employees of the Company and

(b) who are not and, in the past, have not been eligible to receive options on Company stock by participation as an employee in another plan sponsored by the Company or under a contractual arrangement with the Company.

5. Terms and Conditions of Options.

Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

(a) The Option exercise price shall be the fair market value of the Common Stock shares subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a Common Stock share on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

(b) Each year, as of the date of the annual meeting of the stockholders of the Company (“Annual Meeting”), and at such other dates as the Board deems appropriate, the Board may award Options to purchase shares of Common Stock to Eligible Directors who have been elected or reelected or who are continuing as members of the Board.

~~(c) For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except those amounts which are subject to the Mandatory Deferral (as defined in the Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferral Plan”)), into Options to purchase shares of the Company’s Common Stock (“Deferral Options”). The Deferral Options will be granted as of the date of the next Annual Meeting following the election to convert, or at such other time as the Board may determine. The Deferral Options will be issued at a conversion ratio equal to an option to purchase three shares of Common Stock for each Share Unit the participant would be entitled to receive if the participant chose to defer all or any portion of the basic fee payable into Share Units under the Deferral Plan. The Deferral Options will have an exercise price equal to the market value of a share of the Company’s Common Stock on the date of grant. The Deferral Options will become fully exercisable on December 31st of~~

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~~the year in which the Deferral Options are granted if the participant continues as an Eligible Director of the Company, or at such earlier time as provided under this Plan. A participant’s election to convert all or any portion of the basic fee payable into Deferral Options shall be made in accordance with the provisions of the Deferral Plan.~~

~~(d) Each Eligible Director who is appointed to the Board before the effective date of the spin-off of the Company from Bristol-Myers Squibb Company (the “Distribution Date”) shall receive, during the 90-day period commencing on the Distribution Date, Options to purchase a total of 50,000 shares. Each Eligible Director who is appointed to the Board on or after the Distribution Date and before the Company’s first Annual Meeting shall receive, during the 90-day period commencing on the director’s date of appointment, Options to purchase a total of 50,000 shares. These Options shall be granted by the Board during the applicable 90-day period in three installments of 16,667 shares, 16,667 shares and 16,666 shares. These Options will be collectively referred to herein as “Founder’s Options”. Except as specifically provided herein, Founder’s Options will be subject to the same terms and conditions as all other Options.~~

~~(e~~(c) No Option granted under the Plan shall be transferable by the optionee other than by will or by the laws of descent and distribution, and such Option shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, the Board may set forth in a Stock Option Agreement, at the time of grant or thereafter, that the Options may be transferred to members of the optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of Options made under this provision will not be effective until notice of such transfer is delivered to the Company.

(~~f~~d) No Option or any part of an Option shall be exercisable:

(i) after the expiration of ten years from the date the Option was granted,

(ii) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise, such payment shall be made in such form or manner that the Board at its discretion may from time to time designate and that may include, without limitation, payment:

(A) in United States dollars by certified check, or bank draft, or

(B) by tendering to the Company Common Stock shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and low sales prices of a Common Stock share on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading (shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option) or

(C) by a combination of United States dollars and Common Stock shares as aforesaid, and

(iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, an Eligible Director of the Company, except that:

(A) if such a person shall cease to be such an Eligible Director for reasons other than retirement or death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year after the date he ceases to be such an Eligible Director (but in no event after the Option has expired under the provisions of Section 5(~~f~~d)(i) above), may exercise the Option with respect to any Common Stock shares as to which such person has not exercised the Option on the date the person ceased to be such an Eligible Director only to the extent that the Option is exercisable at the time of termination.

(B) if such person shall cease to be such an Eligible Director by reason of retirement or death while holding an Option that has not expired and has not been fully exercised, such person, or in the case of death, the executors, administrators or distributees, as the case may be, may at any time following the date of retirement or death (but in no event after the expiration of the Option period set forth in Section 5(~~f~~d)(i) above), exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such an Eligible Director, notwithstanding the provisions of ~~Sections~~Section 5(~~c) and 5(g),~~e).

(C) if any person who has ceased to be such an Eligible Director for reasons other than death, shall die holding an Option that has not been fully exercised, such person’s executors, administrators, heirs or distributees, as the case may be, may, at any time within the greater of (1) one year after the date of death or (2) the remainder for the period in which such person could have exercised the Option had the person not died (but in no event under either (1) or (2) after the Option has expired under the provisions of Section 5(~~f~~d)(i) above), exercise the Option with respect to any shares as to which the decedent could have exercised the Option at the time of death.

In the event any Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

~~(g) Except with respect to Founder’s Options and Deferral Options, one~~(e) One-quarter (25%) of the total number of shares of

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Common Stock covered by the Option shall become exercisable on the first anniversary date of the grant of the Option; thereafter an additional one-quarter (25%) of the shares shall become exercisable annually on each subsequent anniversary date of the grant of the Option until the Option is fully exercisable. ~~With respect to Founder’s Options, the total number of shares of Common Stock covered by the Founder’s Option shall become fully exercisable on the third anniversary date of the date of grant of the first installment of the optionee’s Founder’s Options.~~

(~~h~~f) Notwithstanding anything to the contrary herein, if an Option has been transferred in accordance with Section 5(~~e~~c), the Option shall be exercisable solely by the transferee. The Option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee’s estate would have been entitled to exercise it if the optionee had not transferred the Option. In the event of the death of the transferee prior to the expiration of the right to exercise the Option, the Option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be for a period of one year following the date of the transferee’s death but in no event shall the Option be exercisable after the expiration of the Option period set forth in the Stock Option Agreement. The Option shall be subject to such other rules as the Board shall determine.

(~~i~~g) No Deferral Feature. No Option granted under this Plan shall include any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the Option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code).

6. Terms and Conditions of Restricted Stock and Restricted Stock Units.

Restricted Stock Awards under the Plan shall consist of grants of shares of Common Stock of the Company. The conditional grant of a Restricted Stock Unit to a participant will entitle the participant to receive a specified number of shares of Common Stock, if the objectives specified in the Award, if any, are achieved and the other terms and conditions thereof are satisfied. Each Award will be subject to the following terms and conditions:

(a) The Board shall (i) select the members to whom Restricted Stock and Restricted Stock Unit Awards may from time to time be granted, (ii) determine the number of shares to be covered by each Award granted, (iii) determine the terms and conditions (not inconsistent with the Plan) of any Award granted hereunder, and (iv) prescribe the form of the agreement, legend or other instrument necessary or advisable in the administration of Awards under the Plan.

(b) Any Restricted Stock and Restricted Stock Unit Award granted under the Plan shall be evidenced by an agreement executed by the Company and the recipient, in such form as the Board shall approve and with such terms and conditions as the Board shall prescribe.

(c) The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i) During the restriction period, the participant will not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under this Plan.

(ii) Except as the Board may otherwise determine, a participant holding Restricted Stock shall have all of the rights of a stockholder of the Company, including the right to vote the shares and receive dividends and other distributions, provided that distributions in the form of stock shall be subject to the same restrictions as the underlying Restricted Stock. A participant holding Restricted Stock Units shall have none of the rights of a stockholder of the Company during the restriction period.

(d) Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event any Award under this Section 6 constitutes or provides for a deferral of compensation within the meaning of Section 409A of the Code, the Award shall comply in all respects with the applicable requirements of Section 409A of the Code; the agreement evidencing the Award shall include all provisions required for the Award to comply with the applicable requirements of Section 409A of the Code; and those provisions of the Award agreement shall be deemed to constitute provisions of the Plan.

7. Adjustment in the Event of Change in Stock.

In the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, the number, class and the price of shares subject to outstanding Options and Awards of Restricted Stock and Restricted Stock Units shall be appropriately adjusted by the Board, whose determination shall be conclusive.

8. Miscellaneous Provisions.

(a) Except as expressly provided for in the Plan, no Eligible Director or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Director any right to be retained in the service of the Company.

(b) Except as provided for under Section 5(~~e~~c), a participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will or the laws of descent and distribution), including, but not by way of limitations, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

(c) No Common Stock shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

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(d) It shall be a condition to the obligation of the Company to issue Common Stock shares upon exercise of an Option or with respect to any other Award, that the participant (or any beneficiary or person entitled to receive the benefit of an Award) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Stock shares.

(e) The expenses of the Plan shall be borne by the Company.

(f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares in connection with an Award under the Plan and issuance of shares in connection with Awards shall be subordinate to the claims of the Company’s general creditors.

(g) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through such person shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

9. Change in Control.

In the event an Eligible Director’s membership on the Board terminates pursuant to a qualifying termination (as defined below) during the three (3) year period following a change in control of the Company (as defined below) and prior to the exercise of Options granted under this Plan, all outstanding Options shall immediately become fully vested and exercisable notwithstanding any provisions of the Plan or of the applicable Option agreement to the contrary. In addition, in the event of a change in control of the Company, the Board may (i) determine that outstanding Options shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and that outstanding Awards shall be converted to similar awards of the surviving corporation (or a parent or subsidiary of the surviving corporation), or (ii) take such other actions with respect to outstanding Options and Awards as the Board deems appropriate.

The following definitions shall apply for purposes of the Plan:

(a) For the purpose of this Plan, a change in control shall be deemed to have occurred on the earlier of the following dates:

(1) The date any person, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Person”), shall have become the direct or indirect beneficial owner of twenty percent (20%) or more of the then outstanding common shares of the Company;

(2) The date a merger or consolidation of the Company with any other corporation is consummated other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities;

(3) The date the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(4) The date there shall have been a change in a majority of the Board of Directors of the Company within a two (2) year period beginning after the effective date of the Plan, unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

(b) For purposes of this Plan provision, a qualifying termination shall be deemed to have occurred if the Eligible Director ceases to be a member of the Board for any reason other than death, disability, voluntary resignation, willful misconduct or activity deemed detrimental to the interests of the Company.

10. Amendment or Discontinuance.

The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, including, but not limited to, amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or to cancel outstanding Options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original Options; and provided, further, that except as provided in Section 7 above, the Board may not, without further approval by the stockholders of the Company, increase the maximum number of shares of Common Stock as to which Awards may be granted under the Plan, reduce the minimum Option exercise price described in Section 5(a) above, extend the period during which Awards may be granted or exercised under the Plan or change the class of persons eligible to receive Awards under the Plan. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Award theretofore granted without such participant’s written consent.

11. Termination.

This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Board terminating the Plan; or

(b) December 31, ~~2015~~2022.

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~~12. Effective Date of Plan.~~

~~The Plan shall become effective as of August 6, 2001 or such later date as the Board may determine, provided that Bristol-Myers Squibb Company in its capacity as the Company’s sole stockholder shall have adopted the Plan.~~

~~13.~~12. Governing Law.

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

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Appendix B

AMENDED AND RESTATED

ZIMMER HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Proposed to Be Amended May ~~4, 2009~~ 5, 2015)

~~On December 9, 2005, the Board of Directors of Zimmer Holdings, Inc. (the “Company”) amended and restated the Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”), effective as of January 1, 2005, as follows:~~

Section 1. Grandfathered Benefits.

Mandatory Deferrals and Elective Deferrals, as defined below, that were deferred and vested prior to January 1, 2005, shall be subject to the terms of the Plan as in effect on October 3, 2004. The Company shall maintain appropriate records to identify deferrals made and vested prior to 2005, together with any attributable earnings or losses.

Section 2. Eligibility.

Any member of the Board of Directors (the “Board”) of Zimmer Holdings, Inc. who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan and will be a participant.

Section 3. Deferred Compensation Account.

There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name. The account shall distinguish between compensation deferred and vested prior to 2005 and compensation deferred or vested after 2004.

Section 4. Amount of Deferral.

(a) Mandatory Deferrals. Until such time as a participant meets the guideline level of Share Unit or Company common stock ownership established by the Board, fifty percent of the basic fee payable to a participant for membership on the Board (the “Mandatory Deferral”) shall be deferred and credited to the participant’s deferred compensation account as Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred fee, determined by dividing the dollar value of the deferred fee by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. As an additional Mandatory Deferral, at each annual meeting of the stockholders of the Company (“Annual Meeting”), each participant will receive 500 deferred Share Units (the “Annual Deferred Share Units”). The value of each Annual Deferred Share Unit will be equal to a share of the Company’s common stock as reported in The Wall Street Journal on the date of grant.

(b) Elective Deferrals. For any calendar year, a participant may elect to defer receipt of compensation in excess of the participant’s Mandatory Deferral for that year (the “Elective Deferral”) by filing the appropriate form in accordance with Section 9 and requesting deferral of: (1) all of the participant’s compensation in excess of the participant’s Mandatory Deferral payable to the participant for serving on the Board and any committee thereof; or (2) any percentage specified by the participant of the compensation described in clause (1) that is in excess of the participant’s Mandatory Deferral.

Section 5. Form and Computation of Deferred Amounts.

Subject to Section 4, at the time a participant elects to make an Elective Deferral, the participant shall elect to have the Elective Deferral credited to his or her deferred compensation account as Treasury Units, Dollar Units, or Share Units (each an “Investment Option”). A participant may allocate the Elective Deferrals among the Investment Options in increments of 0%, 33 1/3%, 50%, 66 2/3% or 100%. Any deferred amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. Any deferred amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of investment return on the invested cash of the Company. If a participant elects to allocate a deferred amount to Share Units, the participant will be credited with Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred amount, determined by dividing the dollar value of the deferred amount by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. Upon payment by the Company of dividends on its common stock, the amount credited to a participant’s deferred compensation account as Share Units shall be credited with an amount equal to the number of Share Units multiplied by a fraction, the numerator of which is the amount of the dividend and the denominator of which is the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the day the dividend is payable. The amount of Share Units in a participant’s deferred compensation account shall be adjusted in the discretion of the Board to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure of capitalization affecting the Company’s common stock. At its discretion, the Board may discontinue, modify, or offer additional Investment Options.

Section 6. Period of Deferral.

A participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid sixty days after the participant’s Separation

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From Service, defined as the expiration or other termination of all contracts, agreements, or arrangements under which the participant performs services for the Company, or any other company under common control with the Company, whether as a Director or other independent contractor or employee, provided that the expiration or termination constitutes a good-faith and complete termination of the contractual relationship between the participant and the Company (and all other companies under common control with the Company). Whether a Separation From Service has occurred for purposes of this Plan will be determined in accordance with the applicable standards under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including § 1.409A-1(h). At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the period of deferral for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified year in the future, (2) until the participant’s Separation From Service, or (3) until the end of the calendar year in which the participant’s Separation From Service occurs. If the participant elects alternative (1), payment will be made or commence within sixty days after the beginning of the year specified in the election; if the participant elects alternative (2), payment will be made or commence within sixty days after the participant’s Separation From Service; and if the participant elects alternative (3), payment will be made or commence within sixty days after the end of the calendar year in which the participant’s Separation From Service occurs. If, with respect to an Elective Deferral, a participant does not make a timely election (in accordance with Section 9) as to the period of deferral, payment of amounts attributable to the Elective Deferral will be made or commence within sixty days after the participant’s Separation From Service.

Section 7. Form of Payment.

Mandatory Deferrals, including Annual Deferred Share Units, will be paid in shares of the Company’s common stock.

At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the form of payment for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to receive payment of amounts attributable to Elective Deferrals in either (1) a lump sum cash payment or (2) a number of annual cash installments, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). If a participant fails to make a timely election as to form of payment, payment will be made in a lump sum cash payment.

Section 8. Death Prior to Receipt.

If a participant dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid, in shares of the Company’s common stock, to the participant’s beneficiary or estate, as the case may be, within sixty days after the participant’s death.

At the time a participant makes a deferral election in accordance with Section 9, the participant may elect that, in the event he or she dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s deferred compensation account attributable to Elective Deferrals will be paid to the participant’s beneficiaries or estate, as the case may be, in either (1) a lump sum cash payment within sixty days following the participant’s death, or (2) a number of annual cash installments, not more than ten, as specified by the participant. If the participant elects alternative (2), the initial installment payment to the beneficiaries or estate will be made sixty days after the participant’s death, and the amount of each installment will be determined as provided in the third sentence of Section 7. If payment to the participant pursuant to clause (2) of Section 7 had commenced prior to death, the installment payments to the participant’s beneficiaries or estate, as the case may be, will be made at the same time and in the same amount as installment payments would have been made to the participant had he or she survived. For purposes of this Section 8, any amounts deferred as Share Units will be converted to Dollar Units by multiplying the number of Share Units credited to a participant’s deferred compensation account on the date of his or her death by the fair market value of a share of the Company’s common stock on such date as reported in The Wall Street Journal.

Section 9. Time of Election of Deferral.

This Section 9 governs the time for making “Deferral Elections,” which include elections to make Elective Deferrals pursuant to Section 4, elections as to the form and computation of deferred amounts pursuant to Section 5, elections of the period of deferral pursuant to Section 6, elections of the form of payment pursuant to Section 7, and elections with respect to death benefits pursuant to Section 8~~, and elections to covert a deferral into Options pursuant to Section 12~~.

A nominee for election as a Director may make a Deferral Election prior to his or her election for the calendar year in which he or she is being elected, except that a person elected a Director by the Board may make a Deferral Election within 30 days after his/her election as a Director, in which event the Deferral Election shall be effective only with respect to compensation paid after the Deferral Election is made. A person then currently serving as a Director may make a Deferral Election with respect to compensation for the next succeeding calendar year no later than the preceding November 30th. This Deferral Election will be deemed to apply for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the Deferral Election or make a new Deferral Election, or (2) the election is stated, in writing, to apply only to the current calendar year.

Section 10. Manner of Electing Deferral.

A participant may make a Deferral Election by giving written notice to the Board on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, whether the deferral will be converted into

Zimmer Holdings, Inc. | 2015 Proxy Statement |  B-2

options to purchase shares of the Company’s common stock pursuant to Section 12, the period of deferral and the form of payment, including the number of installments, if any.

Section 11. Effect of Election.

A Deferral Election shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Board in writing no later than November 30th of the preceding year.

Section 12. ~~Conversion into Options.~~

~~For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except amounts that would otherwise be subject to Mandatory Deferral, into options to purchase shares of the Company’s common stock. The options will be issued pursuant to a stock option plan of the Company in which the participant is eligible to participate and will be granted as of the date of the next Annual Meeting following the election to convert. The options will be issued at a conversion ratio of an option to purchase three shares of common stock for each Share Unit that the participant would be entitled to receive if the participant chose to defer the amount as Share Units. The options will have an exercise price equal to the market value of a share of the Company’s common stock on the date of the grant. The options will become fully exercisable on December 31st of the calendar year in which the options are granted if the participant continues as a non-employee director of the Company, or at such earlier time as provided in the stock option plan. A participant’s election to convert all or any portion of the basic fee payable into stock options must be made in accordance with Sections 9 and 10.~~

~~Section 13.~~ Maximum Number of Shares.

The maximum number of shares of the Company’s common stock that may be issued and distributed under this Plan on or after the Effective Date shall be Two Hundred Thousand (200,000) shares, subject to adjustment as provided under Section 5, above.

Section ~~14~~13. Participant’s Rights Unsecured.

The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section ~~15~~14. Statement of Account.

A statement will be sent to each participant each year reflecting the value of his or her deferred compensation account as of the end of the preceding year.

Section ~~16~~15. Assignability and Beneficiaries.

No right to receive payments under the Plan shall be transferable or assignable by a participant other than by will or under the laws of descent and distribution, except that a participant may designate one or more beneficiaries pursuant to the provisions of this Section. On a form to be provided by the Company, a participant may name beneficiaries to receive any amounts to which the participant may be entitled under the Plan in the event of the participant’s death. A participant may change his or her beneficiary designation from time to time in the same manner. If a participant fails to designate any beneficiary, or if no designated beneficiary is living on the date on which any payment becomes payable to the participant’s beneficiaries, the payment will be payable to the participant’s estate.

Section ~~17~~16. Administration.

The Plan will be administered by the Board, which will have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan. The Plan, as amended and restated, is intended to comply with Section 409A and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable standards under Code Section 409A. To the extent that any terms of the Plan would subject any participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A standards.

Section ~~18~~17. Amendment.

This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect that participant’s accruals in his or her deferred compensation account as of the date of amendment, modification or termination.

Section ~~19~~18. Governing Law.

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the Code, and, to the extent not in conflict, with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.

Section ~~20~~19. Termination Date.

The Plan shall terminate effective as of December 31, ~~2015~~2022. Notwithstanding the foregoing, any Mandatory Deferrals and Elective Deferrals deferred prior to January 1, ~~2016~~2023, shall be distributed in accordance with the Plan as in effect on December 31, ~~2015.~~2022.

Zimmer Holdings, Inc. | 2015 Proxy Statement |  B-3

Appendix C

Incentive Plan Financial Measures

Long-Term Incentive Plan (2012 – 2104) Measure

Internal Total Shareholder Return (iTSR)
¡ Measured over a 3-year performance period
➢ Uses a fixed multiple set at the start of the performance period
¡ Valuation multiple is calculated as Enterprise Value / Operating Profit
➢ Enterprise Value = Market Capitalization + Debt – Cash – Short-Term Investments
¡ Adjusted Free Cash Flow is calculated as Operating Cash Flows – Investments + Interest Expense (tax effected)
➢ Investments include capital expenditures on property, plant and equipment, instruments and acquisitions
¡ Adjustments are made to Operating Profit and Free Cash Flow for acquisitions over $500M
➢ Deal premium and integration costs spread over 3 years to allow time for synergy realization

OP2011	2011 Operating Profit
OP2014	2014 Operating Profit, adjusted for Biomet integration costs (acquisition over $500M)
EV	Enterprise Value as of 12/31/2011
FCF	Adjusted Free Cash Flow for 2012-2014, adjusted for Biomet integration costs (acquisition over $500M)
TSR	Total Shareholder Return

Computation of iTSR	($ in millions)

iTSR = [((OP2014 × (EV ÷ OP2011)) + FCF) ÷ EV] 1⁄3 – 1

iTSR = [(($1,083 × ($10,003 ÷ $1,024)) + $2,294) ÷ $10,003]1/3 – 1
iTSR = 8.8%

Relative TSR Modifier:

S&P 500 Healthcare (Sector)
2012 – 2014 TSR
75th Percentile	35.2%
Median	26.0%
25th Percentile	18.2%
Zimmer Holdings, Inc.	29.8%
Zimmer’s Ranking	64th Percentile

Impact of Relative TSR Modifier on Payout Percentage
[(64% – 50%) ÷ (75% – 50%)] × 20%	+11.2%

Executive Performance Incentive Plan (2014) Measures

Adjusted EPS
Diluted EPS	$4.19
Inventory step-up and other inventory and manufacturing related charges	0.12
Certain claims	0.13
Special items	2.08
Other expense on Biomet merger financing	0.23
Taxes on above and other certain tax adjustments	(0.69)
Adjustment for discontinuation of share repurchase program following announcement of Biomet merger	0.10

Adjusted EPS for purposes of EPIP	$6.16

Consolidated Adjusted Operating Earnings	($ in millions)
Operating Profit	$1,035
Inventory step-up and other inventory and manufacturing related charges	5
Certain claims	22
Special items	372

Consolidated Adjusted Operating Earnings for purposes of EPIP	$1,434

Consolidated Revenue	($ in millions)
Net sales	$4,673
Foreign currency translation adjustment	54

Consolidated Revenue for purposes of EPIP	$4,727

Consolidated Free Cash Flow	($ in millions)
Net cash provided by operating activities	$1,053
Additions to instruments	(197)
Additions to other property, plant and equipment	(145)
Rounding	(1)

Consolidated Free Cash Flow for purposes of EPIP	$710

Zimmer Holdings, Inc. | 2015 Proxy Statement |  C-1

ZIMMER HOLDINGS, INC. STOCKHOLDER SERVICES 345 EAST MAIN STREET WARSAW, IN 46580

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Zimmer Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Zimmer Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M84161-P60017 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZIMMER HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.
1.	Election of Directors:
	Nominees:	For	Against	Abstain
	1a. Christopher B. Begley	☐	☐	☐
	1b. Betsy J. Bernard	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	For	Against	Abstain
	1c. Paul M. Bisaro	☐	☐	☐	2. Approve the Amended Stock Plan for Non-Employee Directors	☐	☐	☐
	1d. Gail K. Boudreaux	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.	For	Against	Abstain
	1e. David C. Dvorak	☐	☐	☐	3. Approve the Amended and Restated Deferred Compensation Plan for Non-Employee Directors	☐	☐	☐
	1f. Michael J. Farrell	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	For	Against	Abstain
	1g. Larry C. Glasscock	☐	☐	☐	4. Advisory vote to approve named executive officer compensation	☐	☐	☐
	1h. Robert A. Hagemann	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.	For	Against	Abstain
	1i. Arthur J. Higgins	☐	☐	☐	5. Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2015	☐	☐	☐
	1j. Cecil B. Pickett, Ph.D.	☐	☐	☐

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2, 3, 4 and 5.

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held May 5, 2015:

The Notice and Proxy Statement and Annual Report/Form 10-K Wrap are available at www.proxyvote.com.

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M84162-P60017

ZIMMER HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 5, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David C. Dvorak and Chad F. Phipps, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana on Tuesday, May 5, 2015, at 8:00 a.m., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2, 3, 4 and 5. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side